                                                                                         EXHIBIT 2

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

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ASSET PURCHASE AGREEMENT
by and among
HUMAN GENOME SCIENCES, INC. AND GLAXOSMITHKLINE LLC
AS SELLER,
AND
EMERGENT BIOSOLUTIONS INC.,
AS BUYER

====================================================================================================================================================================================

July 19, 2017

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this "Agreement") is made and dated as of July 19, 2017, by and among Human Genome Sciences, Inc., a Delaware corporation ("HGS"), GlaxoSmithKline LLC, a Delaware limited liability company ("GSK" and collectively with HGS, "Seller"), and Emergent BioSolutions Inc., a Delaware corporation ("Buyer").  Seller and Buyer may each be referred to herein individually as a "Party" and collectively as the "Parties."
RECITALS
WHEREAS, Seller is engaged in the operation of manufacturing, distributing, marketing and selling that certain antibody, known as raxibacumab, that neutralizes a toxin produced by Bacillus anthracis (the "Product"), in the Territory (the "Operation"), and Seller and Buyer desire for Buyer to acquire the Product.  Accordingly, Seller desires to license and/or sell to Buyer, and Buyer desires to license and/or purchase from Seller, certain assets, upon the terms and subject to the conditions set forth herein;
WHEREAS, at the Closing, Buyer and Seller contemplate entering into, or causing their respective Affiliates to enter into, the Other Transaction Documents.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth below:
"351(k) Applicant" means a Person who submitted a 351(k) Application to the FDA in which the Product is the Reference Product.
"351(k) Application" means a "biologics license application" (as such term is used under the PHSA) submitted under section 351(k) of the PHSA, including all subsequent submissions, supplements and amendments thereto, and any international equivalents.
"AAA" has the meaning set forth in Section 9.4.
"ABAC Principles" has the meaning set forth in Section 5.8(a).
"Accounting Firm" means an independent accounting firm of national reputation mutually agreed upon by Buyer and Seller.
"Acts" means the FDCA and the PHSA.
"Additional Contract" means the contract listed on Disclosure Schedule 1.1.
"Adjusted Purchase Price" means the Purchase Price plus the Milestone Payments.
"Affiliate" means any corporation or business entity controlled by, controlling, or under common control with a Party to this Agreement.  For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.
"Agreement" has the meaning set forth in the preamble of this Agreement.
"Antitrust Laws" means competition or anti-trust related legal or regulatory requirements of applicable Regulatory Authorities, including the HSR Act, and the rules and regulations thereunder.
"Assigned Contracts" means the contracts set forth in Appendix I(1) (Complete Assignment) and the portion of the contracts set forth in Appendix I(2) (Partial Assignment) which relate to the Operation or the Product.
"Assigned Domain Names" means the domain names as set forth in Appendix II.
"Assigned Know-How" means Know-How owned or purported to be owned by Seller or its Affiliates that relates exclusively to the Product and is used by or on behalf of Seller or its Affiliates to Exploit any aspect of the Product in the manner so done as of the date hereof.
"Assigned Patents" means the patents in the Territory set forth in Appendix III, all patent applications (including provisional applications) from which such patents issued (including those listed on Appendix III hereto), all continuations, continuations in part, substitutions, reissues, renewals, patent term extensions or adjustments, reexaminations, supplemental protection certificates, extensions, registrations or confirmations of any of the foregoing patents or patent applications, and all filings, correspondence or other communications with patent authorities related to any of the foregoing, and all patent files related to the foregoing maintained by or on behalf of Seller or any of its Affiliates (including by counsel therefor).
"Assigned Trademarks" means the trademarks and registrations in the Territory set forth in Appendix IV, all renewals, modifications and extensions thereof, any rights therein existing under common law applicable thereto and all goodwill associated therewith.
"Assignment and Assumption Agreement" means the assignment and assumption agreement with respect to the Assigned Contracts, Product Intellectual Property and Regulatory Approvals, to be entered into between Seller and Buyer at the Closing, the form of which is attached hereto as Exhibit A.
"Assumed Liabilities" has the meaning set forth in Section 2.2(a).
"BARDA" means the Biomedical Advanced Research and Development Authority, an office of the U.S. Department of Health and Human Services.
"BARDA Completion Date" has the meaning set forth in Section 5.7(b).
"BARDA Consent" has the meaning set forth in Section 6.2(d).
"BARDA Contracts" means the contracts between GSK and BARDA, Contract No. HHSO100201300008I ("8I") and Contract No. HHS0100201600006C ("6C"), and includes all related modifications, attachments, exhibits, and orders issued against the contracts, as amended and modified or as may be amended or modified immediately prior to the Closing, in accordance with Section 5.1(a).
"Bill of Sale" means the bill of sale with respect to the Purchased Assets to be entered into between Seller and Buyer at the Closing, the form of which is attached hereto as Exhibit B.
"BLA" means a "biologics license application" as such term is used under the PHSA, including all subsequent submissions, supplements and amendments thereto.
"Books and Records" has the meaning set forth in Section 2.1(d).
"Business Day" means any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted or required to close by law or regulation.
"Buyer" has the meaning set forth in the preamble of this Agreement.
"Buyer FDA Letters" means the letters from Buyer to the FDA, duly executed by Buyer, to be filed with the FDA pursuant to Section 5.7(a), with regard to Regulatory Approvals, the form of which is attached hereto as Exhibit C.
"Buyer Indemnified Parties" has the meaning set forth in Section 7.2.
"Buyer Fundamental Representations" means the representations or warranties set forth in Section 4.1 (Incorporation and Good Standing), Section 4.2(a) (Authority) and Section 4.4 (Brokers or Finders).
"Calendar Quarter" means the respective periods of three (3) consecutive calendar months beginning on January 1, April 1, July 1 and October 1; provided that the first Calendar Quarter shall begin on the Closing Date and end on the first of March 31, July 31, September 30 or December 31 to occur after the Closing Date.
"Calendar Year" means the respective periods of twelve (12) consecutive calendar months beginning on January 1; provided that the first Calendar Year shall begin on the Closing Date and end on the first December 31 to occur after the Closing Date.
"cGMP" means the current good manufacturing practice provisions set forth in the FDCA, relevant regulations found in Title 21 of the U.S. Code of Federal Regulations (including but not limited to Parts 11, 210, 211, 600 and 610), guidance documents issued by the FDA, and all successor regulations and guidance.
"Closing" has the meaning set forth in Section 2.4(a).
"Closing Date" has the meaning set forth in Section 2.4(a).
"Code" means the Internal Revenue Code of 1986, as amended.
"Competition Authority" means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice and each other Governmental Body having jurisdiction under a foreign competition law.
"Confidentiality Agreement" means the Confidential Disclosure Agreement dated November 21, 2016 between GSK and Buyer.
"Confidential Information" means (x) in the case of Confidential Information of Seller, any and all confidential or proprietary information, knowledge and technology relating the Product, the Operation, Seller or any of its Affiliates, (A) that has been made available to Buyer, its Affiliates or representatives by Seller, its Affiliates or representatives prior to the date hereof or (B) that has been made available, communicated  or become apparent to Buyer through the performance by the Parties of their obligations under this Agreement and the Other Transaction Documents, including, in each case of (A) and (B), all sales, manufacturing, marketing, clinical, regulatory, contracts and financial information related to the Product and the Operation, and (y) in the case of Confidential Information of Buyer, any and all confidential or proprietary information, knowledge and technology relating exclusively to the Product or the Operation, including any manufacturing processes related exclusively to the Product. "Confidential Information" shall not include information which (i) at the time of disclosure is publicly available, (ii) after disclosure becomes publicly available, except through breach of the confidentiality provisions in Section 5.14 of this Agreement or of the terms of the Confidentiality Agreement, (iii) the receiving Party can demonstrate by reasonable proof was in the receiving Party's or any of its Affiliates' possession prior to the time of disclosure by the disclosing party, and was not acquired directly or indirectly from the disclosing party, (iv) the receiving party can demonstrate by reasonable proof was developed by or on behalf of the receiving Party or its Affiliates independent of and without reference to the Confidential Information, or (v) becomes available to the receiving Party or its Affiliates from a Third Party who did not acquire such information directly or indirectly from the disclosing party and who is not otherwise prohibited from disclosing such information.
"Copyright" means copyrights, mask work rights, database rights, and applications therefor and registrations thereof.
"CPR" has the meaning set forth in Section 9.3.
"Damages" has the meaning set forth in Section 7.2.
"Data [**]" means Seller's [**].
"Deductible Amount" has the meaning set forth in Section 7.5.
"Diligent Efforts" means, with respect to the achievement of a Milestone Event, [**].
"Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
"Domain Name Assignment" means the Assignment of Domain Names with respect to the Assigned Domain Names to be entered into between Seller (or its Affiliate) and Buyer (or its Affiliate) at the Closing, the form of which is attached hereto as Exhibit D.
"Downstream Acquirer" has the meaning set forth in Section 2.3(b)(v).
"Drug ID Number" has the meaning set forth in Section 5.7(b).
"Encumbrance" means any lien, pledge, security interest, mortgage, right of first refusal, charge, option, preemptive right, hypothecation, prior assignment, title retention agreement or similar restriction.
"End Date" has the meaning set forth in Section 8.1(b).
"EU Filing" has the meaning set forth in Section 2.5
"[**]" has the meaning set forth in Section 5.15(a).
"Excluded Assets" means all properties, assets and rights of Seller and its Affiliates (including, for the avoidance of doubt, the Seller Trade Dress and any other Intellectual Property that is not exclusive to the Product) other than the Purchased Assets.
"Excluded Liabilities" has the meaning set forth in Section 2.2(b).
"Exploit" means, (a) with respect to the Product, the Operation or any Intellectual Property right, to research; develop; test; make, use, offer for sale, and sell; have made, used, offered for sale, and sold; import; market; promote; export; distribute; license; or commercialize; and (b) without limiting clause (a), with respect to any Copyright, to reproduce or create derivative works thereof. "Exploitation" has the correlative meaning associated thereto.
"FAR" means the Federal Acquisition Regulation, including applicable FAR supplements, and the Cost Accounting Standards all of which are located in Title 48 of the U.S. Code of Federal Regulations.
 "FDA" means the United States Food and Drug Administration, or any successor to its responsibilities with respect to pharmaceutical products.

"FDCA" means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301, et. seq., as amended, and the regulations promulgated thereunder.

"Final Allocation" has the meaning set forth in Section 2.8(a).

"Financial Information" has the meaning set forth in Section 3.3.
"Foreign Sales" means the sales of some or all of the Vials to one or more Governmental Bodies or other Persons outside the United States, in quantities to be determined by Seller in its sole discretion based on the requests from such Governmental Bodies or other Persons.
"Fundamental Representations" has the meaning set forth in Section 7.1.
"GMP Documentation" means all GMP documentation owned by Seller or its Affiliates that relates exclusively to the Product
"GMP Requirements" means the current good manufacturing practice provisions set forth in the (a) FDCA, relevant regulations found in Title 21 of the U.S. Code of Federal Regulations (including but not limited to Parts 11, 210, 211, 600 and 610), guidance documents issued by the FDA, and all successor regulations and guidance, and (b) European Commission Directive 2003/94/EEC of 08 October 2003 and any guidance adopted pursuant to that Directive, including the EU Guidelines for Good Manufacturing Practice for Medicinal Products for Human and Veterinary Use, and any successor legislation and guidance.
"Governmental Authorization" means any approval, consent, license, permit, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including any Regulatory Approval. Governmental Authorizations shall not include the BARDA Consent identified in Section 6.2(d), or BARDA's consent to any assignment, subcontracting, licensing, sublicensing, pre-novation or novation of the BARDA Contracts.
"Governmental Body" means any national, supra-national, regional, state, provincial, local, municipal or foreign government or any court, administrative, arbitral or regulatory agency or commission or other governmental or quasi-governmental authority, agency or instrumentality, including the FDA.
"Government Contract" means any contract, including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, change order, option or other contractual arrangement, between Seller or any of its Affiliates and either (i) any Governmental Body, (ii) any prime contractor of any Governmental Body, or (iii) any subcontractor with respect to any contract described in clauses (i) or (ii) of this definition, where the ultimate customer is a Governmental Body, that has not been closed by the Governmental Body, such prime contractor or such subcontractor, as appropriate, and is actively being performed by Seller or any of its Affiliates primarily or exclusively in support of the Operation or Product. For purposes of this definition, the term "Government Contract" shall include the BARDA Contracts.
"GSK" has the meaning set forth in the preamble of this Agreement.
"HGS" has the meaning set forth in the preamble of this Agreement.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States), as amended.
"IND" means an Investigational New Drug Application submitted in accordance with 21 C.F.R. Part 312.
"Indemnified Persons" has the meaning set forth in Section 7.6(a).
"Indemnifying Party" has the meaning set forth in Section 7.6(b).
"Initial Allocation" has the meaning set forth in Section 2.8(a).
"Intellectual Property" means (i) Patent Rights, (ii) Trademarks, (iii) Copyrights, (iv) Know-How, and (v) any embodiments of any of the foregoing.
"Know-How" means any and all information, trade secrets, ideas, inventions, invention disclosures, data, files, plans, operating records, instructions, processes, formulas, formulation information, manufacturing technology and know-how, validations, package specifications, chemical specifications, chemical and finished goods analytical test methods, stability data, clinical data, product specifications, drawings, formulae, reports and information, technology, techniques, and clinical, non-clinical, safety and adverse event report data and databases (in all cases whether or not patented or patentable).
"Knowledge" means the actual knowledge of a particular fact or other matter by (i) with respect to Seller, the individuals named in Appendix V(i) hereto, and (ii) with respect to Buyer, the individuals named in Appendix V(ii) hereto, and, in each case, such knowledge as would be obtained following the exercise of reasonable inquiry by such person.
"Legal Requirement" means any constitution, law, statute, rule, regulation, ordinance, order, decree, edict, ruling, writ, principle of common law, requirement, code or regulation promulgated or issued by any Governmental Body.
"Liability" means any debts, liabilities, obligations, commitments, claims or complaints, whether accrued or fixed, known or unknown, fixed or contingent, determined or determinable and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.
"Material Adverse Effect" means any event, change, circumstance, condition or effect which has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse impact on the Operation and/or the Purchased Assets, taken as a whole, but excluding any event, change, circumstance, condition or effect caused by or relating to: (i) changes in general economic conditions, the financial markets or the pharmaceuticals industry generally; (ii) changes in applicable Legal Requirements or applicable accounting principles; (iii) the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby; or (iv) any act of civil unrest, war or terrorism, except, in each case with respect to subclauses (i), (ii) and (iv) to the extent disproportionately affecting the Operation or Purchased Assets [**].
"Milestone Event" has the meaning set forth in Section 2.3(b)(i).
"Milestone Payment" has the meaning set forth in Section 2.3(b)(i).
 "Novation Agreement" means the agreement which sets forth the terms and conditions of the novation of the BARDA Contracts to Buyer and which materially conforms to the form novation agreement set forth in 48 CFR Subpart 42.12.
"Operation" has the meaning set forth in the recitals of this Agreement.
"Organizational Documents" means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any similar documents adopted or filed in connection with the creation, formation or organization of a Person that is not a corporation; and (iii) any amendment to any of the foregoing.
"Other Agreement Documents" has the meaning set forth in Section 5.18(a).
"Other Transaction Documents" means the Supply Agreement, the Transitional Services Agreement, the Technical Transfer Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Pre-Novation Agreement, the Patent Assignment, the Trademark Assignment and the Domain Name Assignment.
"Party" and "Parties" has the meaning set forth in the preamble of this Agreement.
"Patent Assignment" means the Patent Assignment with respect to the Assigned Patents to be entered into between GSK and Buyer (or its Affiliate) at the Closing, the form of which is attached hereto as Exhibit E.
"Patent Rights" means all patents and patent applications, including any provisional, continuation, divisional, continuation in part application, substitution, reissue, renewal, patent term extension or adjustment, reexamination, supplemental protection certificate, extension, registration or confirmation of any patent or patent application, and all filings, correspondence or other communications with patent authorities related to any of the foregoing.
"Permitted Encumbrances" means Encumbrances (i) resulting from Taxes or other governmental assessments or charges which have not yet become delinquent, (ii) that are mechanics or similar liens incurred in the ordinary course of business, or (iii) with respect to any contract or agreement included in the Purchased Assets, any Encumbrances reflected in the terms and conditions of such contract or agreement.
"Person" means any individual, corporation, partnership, limited liability company, trust, association, organization or other entity or Governmental Body.
"PHSA" means the Public Health Service Act, 42 U.S.C. 201, et. seq,, as amended, and the regulations promulgated thereunder.
"Pre-Closing Period" has the meaning set forth in Section 5.13(a).
"Pre-Novation Agreement" means the agreement pursuant to which Buyer assumes performance obligations arising from the BARDA Contracts prior to the approval and execution of a Novation Agreement by BARDA pursuant to Part 42 of the Federal Acquisition Regulation, the form of which is attached hereto as Exhibit F.
"Proceeding" means any action, arbitration, claim, complaint, hearing, investigation, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
"Product" has the meaning set forth in the recitals of this Agreement.
"Product Intellectual Property" means the (i) Assigned Patents, (ii) Assigned Trademarks, (iii) Assigned Domain Names, (iv) Assigned Know-How, and (v) any Copyrights in any of the Purchased Assets that are owned by Seller or its Affiliates and that are exclusive to the Product.  For the avoidance of doubt, Product Intellectual Property shall not include Seller Trade Dress.
"Purchase Price" has the meaning set forth in Section 2.3(a).
"Purchase Price Allocation Adjustment Notice" has the meaning set forth in Section 2.8(a).
"Purchased Assets" has the meaning set forth in Section 2.1.
"Purchased Materials" means the small-scale resin, large-scale resin, cell lines, critical testing reagents, master cell banks, working cell banks, clones to make critical reagents, reference materials, retained samples, stability samples, and comparability samples, in each case, (i) set forth in Appendix VI and (ii) to the extent such materials are used exclusively in producing, or conducting analytical testing of, the Product.
"Reference Product" means the single biological product licensed under section 351(a) of the PHSA against which a biological product is evaluated in a 351(k) Application.
"Regulatory Approval" means any technical licenses, registrations, authorizations, designations or approvals (including any BLAs, Notices of Compliance, IND, supplement or amendment, pre- or post- approval, pricing or Third Party reimbursement approval, or labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Body, necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of the Product in the United States.
"Regulatory Authority" means any Governmental Body responsible for the granting of Regulatory Approval, including the FDA.
"Regulatory Documentation" means, with respect to the Product, all (a) documentation comprising the Regulatory Approvals and (b) documentation related to the Product and necessary to, or otherwise limiting the ability to, commercially distribute, sell or market the Product in the United States as of the Closing Date, including (i) correspondence and reports submitted to or received from Governmental Bodies and (ii) relevant supporting documents with respect to such correspondence and reports, in each case ((a) and (b)), (x) to the extent in the possession or control of Seller or any of its Affiliates as of the Closing Date and (y) excluding (i) the Excluded Assets and (ii) all intellectual property rights of Seller or its Affiliates or their respective licensors contained, embodied or depicted therein, to the extent such intellectual property right is not exclusive to the Product, other than the Product Intellectual Property.

"Released Person" means Buyer, each of its Affiliates and each customer, manufacturer, supplier, distributor, subcontractor, licensee, sublicensee, importer, exporter and user.

"Restricted Activity" has the meaning set forth in Section  5.5(b)(i).

"Retained Rights" has the meaning set forth in Section 2.9.
"Rules" has the meaning set forth in Section 9.4
"Safety Notices" has the meaning set forth in Section 3.12(l).
"Seller" has the meaning set forth in the preamble of this Agreement.
"Seller FDA Letters" means the letters from Seller to the FDA, duly executed by Seller, to be filed with the FDA pursuant to Section 5.7(a), with regard to the Regulatory Approvals, the form of which is attached hereto as Exhibit G, as such form may, in the case of the Seller FDA Letter for the BLA for the Product, be amended by Seller under the terms of the Transitional Services Agreement and its Schedule 2.1.
"Seller Indemnifiable Claim" has the meaning set forth in Section 7.5.
"Seller Indemnified Parties" has the meaning set forth in Section 7.3.
"Seller Licensed Intellectual Property" shall mean all Intellectual Property that relates exclusively to the Product and that is licensed by Seller or any of its Affiliates from a Third Party.
"Seller Registrations" means any of the following that are included in Product Intellectual Property:  Patent Rights, registered Trademarks, registered Copyrights, domain name registrations, and pending applications for each of the foregoing.
"Seller Trade Dress" means (i) the trademarks, trade names, brands, corporate names or similar items owned and/or used by Seller or any of Seller's Affiliates, other than the Assigned Trademarks, and (ii) the layout, designs, and coloring used on the packaging of the Product to the extent used on other product packaging of Seller or any of Seller's Affiliates.
"Seller Trade Dress License" has the meaning set forth in Section 5.6(a).
"Supply Agreement" means the Transitional Supply Agreement to be entered into between GSK, Buyer and an Affiliate of Buyer at the Closing, the form of which is attached hereto as Exhibit H.
"Tax" or "Taxes" means any and all taxes, assessments, levies, tariffs, duties or other charges, or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any applicable Governmental Body.
"Technical Transfer Agreement" means the Technical Transfer Agreement to be entered into between GSK, Buyer and an Affiliate of Buyer at the Closing, the form of which is attached hereto as Exhibit J.
"Territory" means anywhere in the entire world.
"Third Party" means a Person who or which is neither a Party nor an Affiliate of a Party.
"Third Party Claim" has the meaning set forth in Section 7.6(b).
"Trademark" means any trademark, service mark, trade dress, logo, trade name or domain name, any registration or application therefor, all renewals, modifications and extensions thereof, any rights therein existing under common law applicable thereto and all goodwill associated with any of the foregoing.
"Trademark Assignment" means the Trademark Assignment with respect to the Assigned Trademarks to be entered into between Seller (or its Affiliate) and Buyer (or its Affiliate), the form of which is attached hereto as Exhibit I.
"Transfer Taxes" has the meaning set forth in Section 2.6.
"Transitional Services" means the transitional services provided by Seller (or its Affiliates) to Buyer and described in the Transitional Services Agreement.
"Transitional Services Period" means the period during which services are provided by Seller (or its Affiliates) to Buyer under the Transitional Services Agreement.
"Transitional Services Agreement" means the Transitional Services Agreement to be entered into between Seller and Buyer at the Closing, the form of which is attached hereto as Exhibit K.
 "United States" means the fifty (50) states of the United States of America, the District of Columbia and the territories, insular areas, protectorates and possessions of the United States of America, including the Commonwealth of Puerto Rico.
"Vials" has the meaning set forth in Section 2.5.
ARTICLE 2

 ASSETS TO BE PURCHASED
2.1
Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, convey, assign, transfer and deliver to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer shall purchase and acquire from Seller, all of Seller's (and, to the extent applicable, Seller's Affiliates) right, title and interest in and to the following in the Territory (the "Purchased Assets"):

(a)
Product Intellectual Property, together with all rights to (i) file, prosecute, maintain, enforce and defend any of the foregoing, (ii) proceeds, benefits, privileges, causes of action, and remedies relating to any of the foregoing, (iii) rights to bring an action, whether at law or in equity, for past, present or future infringement of any of the foregoing against any third party, and (iv) rights to recover damages, profits and injunctive relief for any past, present or future infringement of any of the foregoing;

(b)
Assigned Contracts (subject to Section 2.10 hereof) (provided that Seller is granted a right of reference to, and a right to maintain a copy of, the Assigned Contracts, and otherwise as set forth in Section 2.9);

(c)
Regulatory Approvals and Regulatory Documentation (provided that Seller is granted a right of reference to, and a right to maintain a copy of, the Regulatory Approvals and Regulatory Documentation, and otherwise as set forth in Section 2.9);

(d)
All books, records, contract documentation, reports, or other documentation exclusively related to the BARDA Contracts that would materially impact Buyer's performance obligations under the BARDA Contracts and all GMP Documentation (collectively, the "Books and Records") (provided that (i) Seller is granted a right of reference to, and a right to maintain a copy of, the Books and Records, and otherwise as set forth in Section 2.9 and (ii) Seller is entitled to retain the original physical copies of the GMP Documentation as set forth in Section 2.7); and

(e)	Purchased Materials.
Other than as set forth in Section 2.5, all properties, assets and rights of Seller or Seller's Affiliates not specifically listed and identified in this Section 2.1, including the Excluded Assets, are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, shall be retained by Seller (including with respect to any obligations thereunder), and shall remain the property of Seller after the Closing; provided, however, that materials that are to be transferred to Buyer under the Technical Transfer Agreement for Buyer's use, or for the exercise by Buyer of any of its rights thereunder, shall be provided pursuant to the terms of the Technical Transfer Agreement.
2.2	Assumed Liabilities for Purchased Assets.
(a)
Upon the terms and subject to the conditions of this Agreement, Seller shall assign and Buyer shall assume, effective as of the Closing Date, and from and after the Closing Date, Buyer shall pay, perform and discharge when due, the following Liabilities (the "Assumed Liabilities"):

(i)
all Liabilities arising out of or relating to Product sold by or on behalf of Buyer on or after the Closing Date, including any product liability, breach of warranty or similar claim for injury or other harm to Person or property, which result from the use or misuse of the Product or otherwise related to the Product (including all Proceedings relating to any such Liabilities) sold by or on behalf of Buyer on or after the Closing Date;

(ii)	all Liabilities arising out of or relating to any Product recall which such recall was instituted on or after the Closing Date, for Product sold on or after the Closing Date;
(iii)	all advertising and promotional Liabilities arising out of or relating to the marketing, distribution or sale of the Product by or on behalf of Buyer on or after the Closing Date;
(iv)	any Liabilities arising out of or relating to any Assigned Contract to the extent incurred on or after the Closing Date;
(v)
any Liabilities arising out of or relating to the BARDA Contracts to the extent incurred on or after the Closing Date and not resulting from Seller's performance of the BARDA Contracts after the Closing Date, including any Liabilities incurred by Seller through a guarantee provided to the U.S. Government by Seller under the Novation Agreement;

(vi)	any Liabilities for Transfer Taxes to the extent Buyer is responsible for such Taxes pursuant to Section 2.6; and
(vii)
all other Liabilities arising out of or relating to the Product, the Purchased Assets or the ownership, sale or lease of any of the Purchased Assets, in each case, arising on or after the Closing Date.

(b)
Notwithstanding any other provision of this Agreement or any other writing to the contrary, at the Closing, Buyer shall assume and shall pay, perform and discharge when due the Assumed Liabilities and shall not assume, shall not be deemed to assume, nor have any obligation to pay, perform or discharge any of the Excluded Liabilities.  All Excluded Liabilities shall be retained by and remain Liabilities of Seller.  The term "Excluded Liabilities" shall mean any and all Liabilities of Seller and its Affiliates, whether asserted before or after the Closing, other than the Assumed Liabilities, including:

(i)	all accounts payable due and owing by Seller to any Third Party with respect to the operation of the Operation prior to the Closing Date;
(ii)	all liabilities and obligations to employees of Seller, or Persons asserting claims on behalf of such employees, including any liability for employment, labor, pension or personnel benefits;
(iii)
any Liabilities of Seller for Taxes arising as a result of, or relating to, the operation of the Operation or the ownership of the Purchased Assets prior to the Closing Date other than Liabilities for Transfer Taxes for which Buyer is responsible pursuant to Section 2.6;

(iv)	all Liabilities arising out of or relating to any clinical trials of the Product prior to the Closing Date;
(v)	all Liabilities arising out of or relating to any Product recall which such recall was instituted prior to the Closing Date;
(vi)	any Liabilities arising out of or relating to any Assigned Contract to the extent incurred prior to the Closing Date;
(vii)	any Liabilities arising out of or relating to cost overruns under the BARDA Contracts to the extent incurred prior to the Closing Date;
(viii)	all advertising and promotional Liabilities arising out of or relating to the marketing, distribution or sale of the Product by or on behalf of Seller prior to the Closing Date;
(ix)	all liabilities and obligations of Seller under this Agreement and the Other Transaction Documents;
(x)
all liabilities and obligations of Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, other than as provided in Section 2.6; and

(xi)	all Liabilities to the extent related to the Excluded Assets.
2.3	Consideration.
(a)
Purchase Price.  Subject to the terms and conditions hereof, in consideration for the Purchased Assets and licenses granted herein and the transactions contemplated by this Agreement and the Other Transaction Documents, Buyer shall, on the Closing Date, pay to Seller (i) Seventy-Six Million Dollars ($76,000,000.00), [**] and the Closing Date (the "Purchase Price"), by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least two (2) Business Days prior to the Closing Date), and (ii) assume the Assumed Liabilities.

(b)	Milestone Payments.
(i)
Subject to the terms and conditions hereof, in consideration for the Purchased Assets and licenses granted herein and the transactions contemplated by this Agreement and the Other Transaction Documents, on the achievement of (A) the first [**] and (B) the [**] (each of (A) and (B), a "Milestone Event"), Buyer shall pay to Seller [**] Dollars ($[**] payment, a "Milestone Payment"). Each Milestone Payment shall be made by wire transfer of immediately available funds, no later than [**] Business Days after the applicable Milestone Event is achieved, to such account as is designated in writing by Seller to Buyer.  Each Milestone Payment shall be payable only once and in no event shall more than Twenty Million Dollars ($20,000,000.00) be due to Seller under this Section 2.3(b).

(ii)
Commencing upon the Closing, Buyer shall, and shall cause its Affiliates to, (A) use Diligent Efforts to achieve each Milestone Event promptly following the Closing and (B) not take any actions designed primarily to avoid achieving either Milestone Event; provided, however, that Buyer and its Affiliates shall not be liable for a breach of their obligations under clause (A) to the extent Seller's or its Affiliates' failure to fulfill their material obligations under the Technical Transfer Agreement or the Supply Agreement are the cause of such breach by Buyer or its Affiliates; provided that the release of Buyer and its Affiliates from liability pursuant to the preceding proviso shall (x) only apply for as long as Seller's or its Affiliates' breach of the Technical Transfer Agreement or the Supply Agreement is ongoing, (y) shall not relieve Buyer of its obligation to use Diligent Efforts to achieve each Milestone Event promptly following the Closing and (z) shall be subject to the terms of the last sentence of Section 13.1 of the Supply Agreement, of the penultimate sentence of Section 4.3 of the Technical Transfer Agreement and of the last sentence of Section 11.1 of the Technical Transfer Agreement.

(iii)
Commencing on the last date of the Calendar Year during which the Closing Date occurs and for so long as any of the Milestone Payments have not been paid by Buyer, Buyer shall (A) provide, within thirty (30) days of the end of each Calendar Quarter, a written report to Seller, reasonably summarizing the manufacturing, commercialization and/or sales activities with respect to the Product which Buyer is taking in order to fulfill its obligations under Section 2.3(b)(ii) with respect to the unachieved Milestone Events, (B) promptly (and in any event, within ten (10) Business Days after becoming aware of such events or developments) notify Seller of any events or developments which could reasonably be expected to materially and adversely affect Buyer's achievement of either Milestone Event in accordance with Buyer's then existing plans, (C) if Seller submits a list of questions to Buyer following Seller's receipt of the report in clause (A) no less than fifteen (15) Business Days prior to the meeting or call described in the following clause (D), make reasonable efforts to prepare written responses to be sent to Seller not less than three (3) Business Days prior to such meeting or call and (D) provide Seller with reasonable access, in the form, as selected by Buyer, of an in-person meeting at Buyer's headquarters or a conference call, which meeting or call shall not exceed three (3) hours in total during any three (3) month period, upon reasonable prior notice requested by Seller in writing within thirty (30) days after Seller's receipt of the report described in Section 2.3(b)(iii)(A) and during normal business hours, to the relevant managerial and other personnel of Buyer having reasonable knowledge of the relevant matters to discuss its plans with respect to the manufacturing, commercialization and/or sales of the Product as applicable to the unachieved Milestone Events, the status of Buyer's efforts with respect to the Product as to the achievement of the unachieved Milestone Events and the responses to the questions prepared by Seller under clause (C) to the extent not already answered.

(iv)
If Buyer fails to make a Milestone Payment when due, any such late payment shall bear simple interest at a per annum rate equal to (A) the U.S. Prime Rate, as reported in The Wall Street Journal, Eastern Edition, on the first date on which such payment was delinquent (or, if not available on such date, the U.S. Prime Rate for the last date for which such rate was reported in The Wall Street Journal, Eastern Edition), plus two[**]percent or (B) if less, the maximum rate permitted by applicable law, in each case of (A) and (B), beginning on the first date on which such payment was delinquent and ending on the date on which such payment is made, calculated based on the actual number of days such payment was overdue.

(v)
Buyer shall require that any Person to which the right to manufacture the Product (if the Milestone Event in Section 2.3(b)(i)(A) has not yet been achieved) or sell the Product (if the Milestone Event in Section 2.3(b)(i)(B) has not yet been achieved) is exclusively licensed, assigned or transferred by Buyer (a "Downstream Acquirer") agrees to be bound by all applicable obligations in this Agreement relating to the applicable unachieved Milestone Events and related Milestone Payments.  Buyer shall remain primarily responsible for the payment of the Milestone Payments to Seller notwithstanding any such transfer, sale or license, except if Seller has pre-approved in writing or otherwise consented in writing to such transfer, sale or license, in which case Buyer shall have no responsibility for the obligations relating to the applicable Milestone Events or the payment of the Milestone Payments to Seller thereafter.

(vi)
Seller agrees and acknowledges that, despite Buyer's compliance with Section 2.3(b)(ii), any Milestone Event may not be achieved.  Other than the diligence obligations specifically set forth in Section 2.3(b)(ii), neither Buyer, nor any of its Affiliates nor any Downstream Acquirer shall have other diligence obligations with respect to the Product.

(vii)
Notwithstanding anything to the contrary in this Agreement, if Buyer (or one of its Affiliates) becomes insolvent (because (A) Buyer's financial condition is such that the sum of its debts is greater than the fair value of its assets, (B) the present fair saleable value of Buyer's assets will be less than the amount required to pay Buyer's probable liability on its debts as they become absolute and matured or (C) Buyer is unable to pay all of its debts as and when they become due and payable), 100% of any then-unpaid Milestone Payments shall be accelerated and become immediately due and payable; provided, however, that in a case under Title 11 of the U.S. Bankruptcy Code, if Buyer assumes this Agreement in accordance with Section 365 of Title 11 of the U.S. Bankruptcy Code and cures any and all outstanding defaults, including any and all monetary and non-monetary defaults, within five (5) Business Days of entry of an order authorizing such assumption, then any such unpaid Milestone Payment shall not be deemed accelerated in accordance with this Section 2.3(b)(vii), but shall remain due and payable in accordance with the terms and subject to the conditions set forth in this Section 2.3(b).  Nothing in this Agreement shall be construed, explicitly or implicitly, as consent or agreement by or on behalf of Seller to any proposed action by Buyer in a bankruptcy proceeding, including any proposed assumption, assumption and assignment or other disposition of this Agreement.

2.4	Closing.
(a)
The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the New York, N.Y. offices of Covington & Burling LLP, at 10:00 a.m. local time, on a Business Day on a date not later than three (3) Business Days following the satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 6 (or, to the extent permitted by applicable law, waived by the Party entitled to the benefits thereof), or such other time and place as Buyer and Seller may agree to in writing (the "Closing Date").  Title to, ownership of, control over and risk of loss of the Purchased Assets shall pass to Buyer effective as of 12:01 a.m. on the Closing Date unless expressly provided otherwise herein.

(b)	Closing Deliveries.
(i)	Except as otherwise indicated in Section 2.7, at the Closing, Seller shall and shall cause its Affiliates, as applicable, to deliver the following to Buyer:
(A) each of the Other Transaction Documents (other than the Pre-Novation Agreement) to which Seller or any of its Affiliates is a party, validly executed by a duly authorized officer of Seller or its applicable Affiliate;
(B) a certificate, dated as of the Closing Date, validly executed by a duly authorized officer of Seller, certifying that all of the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied;
(C) the Purchased Assets in accordance with Section 2.7; and
(D) the Pre-Novation Agreement, validly executed by a duly authorized officer of Seller or its applicable Affiliate, and the BARDA Consent described in Section 6.2(d).
(ii)	At the Closing, Buyer shall deliver the following to Seller:
(A) each of the Other Transaction Documents to which Buyer or any of its Affiliates is a party, validly executed by a duly authorized officer of Buyer or its applicable Affiliate;
(B) a certificate, dated as of the Closing Date, validly executed by a duly authorized officer of Buyer, certifying that all of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and
(C) by wire transfer to an account specified by Seller, in immediately available funds, an amount equal to the Purchase Price (along with a U.S. Federal Reserve reference or similar numbers evidencing execution of such payments).
2.5
Delivery of European Market Authorization Documentation and Other Assets.  At Closing, Seller shall provide to Buyer the following assets, including all of its right, title and interest therein: (A) all documents Seller has prepared for the filing with the European Medicines Agency regarding market authorization in the European Union (the "EU Filing"), (B) in electronic form, all marketing and promotional materials related to the Product and the Operation and in the possession of Seller or its Affiliates, (C) copies of clinical study reports and site level manufacturing and supply reports associated with the BARDA Contracts, if any, (D) the [**] vials of Product listed on Appendix VII (the "Vials"), subject to the right of Seller to engage in any Foreign Sales and (E) to the extent that Seller or its Affiliates hold any right, title or interest in and to the unregistered Trademark listed on Appendix VIII, such unregistered Trademark.  Buyer acknowledges and agrees that Seller is providing such documentation, information, Vials or unregistered Trademark to Buyer as an accommodation and on an "as is, where is, with all faults" basis and is making no representation or warranty as to such documentation, information, Vials or unregistered Trademark, their completeness, accuracy, validity, enforceability, non-infringement or condition. Buyer further acknowledges and agrees that Buyer may have to modify, update or improve the documentation related to the EU Filing prior to filing it with the European Medicines Agency.  Buyer shall be solely responsible for collecting the Vials which Seller has not sold pursuant to Foreign Sales from Seller at Seller's facility in [**], for transporting them to Buyer's facilities (including, without limitation, import, export and customs clearance fees), for risk of loss while such Vials are in transit to Buyer's facility, and for all costs and expenses associated with such collection and transportation.  For the avoidance of doubt, Buyer shall only be entitled to receive the number of Vials remaining in Seller's inventory (if any) following any Foreign Sales entered into by Seller between the date hereof and the Closing Date.

2.6
Sales, Use and Other Taxes.  All transfer, documentary, sales, use, valued-added, gross receipts, stamp, registration or other similar transfer taxes (collectively, "Transfer Taxes") incurred in connection with the transfer and sale of the Purchased Assets, the assumption of the Assumed Liabilities or the payment of the Adjusted Purchase Price, each as contemplated by the terms of this Agreement, including all recording or filing fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred, shall be borne [**].  Any tax return that is required to be filed in respect of Transfer Taxes shall be filed by the Party that is customarily responsible for filing such tax return and the other Party shall reasonably cooperate with such filing.  The Parties hereto agree to reasonably cooperate with each other to claim any applicable exemption from, or reduction of, any applicable Transfer Taxes.

2.7
Transfer of Purchased Assets.  At the Closing, title to the Purchased Assets shall be transferred to Buyer (other than the BLA for the Product, for which title shall transfer pursuant to Section 5.7(a)) and Buyer shall thereafter bear all risk of loss associated with the Purchased Assets and be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.  Delivery of the tangible assets (including the Purchased Materials), Assigned Know-How, Regulatory Approvals and Regulatory Documentation included in the Purchased Assets will be agreed by the Parties; provided that delivery of (1) the small-scale resin and large-scale resin shall be governed by the terms of the Supply Agreement, (2) the Purchased Materials necessary for Seller to perform all of its obligations under the Supply Agreement, the Transitional Services Agreement or the Technical Transfer Agreement shall occur, subject to the terms of the Supply Agreement (including Seller's stability program under the BARDA Contracts to the extent such stability program has not been transferred to Buyer), the Transitional Services Agreement or the Technical Transfer Agreement, as applicable, when Seller's obligations are completed under all three of the Supply Agreement, the Transitional Services Agreement and the Technical Transfer Agreement, or, if earlier, when all three of these agreements are terminated and (3) the GMP Documentation shall occur at Closing by transmission of copies of all such GMP Documentation in the form in which such GMP Documentation is maintained by Seller; provided that if Buyer requests the originals of the GMP Documentation, delivery of such originals shall occur at the end of Seller's obligation to retain the GMP Documentation under GMP Requirements. Buyer acknowledges and agrees that Seller may consume quantities of Purchased Materials necessary for Seller to perform its activities under the Supply Agreement, the Transitional Services Agreement or the Technical Transfer Agreement and that Buyer shall only be entitled to receive the quantities of Purchased Materials remaining in Seller's inventory following the completion of Seller's obligations under such agreements.  For the avoidance of doubt, prior to delivering or making available any files, documents, instruments, papers, books and records constituting Assigned Contracts, Regulatory Documentation or GMP Documentation, to Buyer, Seller shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Operation.  Seller and its Affiliates shall transfer the Regulatory Documentation, Regulatory Approvals and Assigned Contracts to Buyer by electronic transmission. Notwithstanding anything to the contrary contained in this Section 2.7, Seller shall retain for the Transitional Services Period all assets solely to the extent necessary to provide the Transitional Services.

2.8	Allocation of Adjusted Purchase Price.
(a)
Not later than 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a schedule allocating the Purchase Price for the Purchased Assets (including any Assumed Liabilities and any other capitalizable costs to the extent properly taken into account under the Code) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the "Initial Allocation").  Seller shall, within thirty (30) days after receipt of Buyer's Initial Allocation notify Buyer in writing of any proposed adjustments to the Initial Allocation (the "Purchase Price Allocation Adjustment Notice").  If Seller does not deliver a Purchase Price Allocation Adjustment Notice to Buyer in accordance with this Section 2.8(a), then the Initial Allocation shall become final and binding on all Parties hereto, subject to any adjustments pursuant to Section 2.8(b).  If Seller delivers a Purchase Price Allocation Adjustment Notice to Buyer in accordance with this Section 2.8(a), Buyer and Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute.  If the Parties fail to agree within twenty (20) days after the delivery of the Purchase Price Allocation Adjustment Notice, then the disputed items shall be resolved by the Accounting Firm.  The Accounting Firm shall resolve the dispute within thirty (30) days after the item has been referred to it, and its determination with respect to the disputed items shall be final and binding on the Parties.  [**]. The Initial Allocation, as modified to reflect the resolution of all items disputed by Seller in accordance with this Section 2.8(a), shall be final and binding on the Parties (the "Final Allocation") and shall not be further modified other than in accordance with Section 2.8(b) or as required under applicable Tax law.

(b)
Upon the occurrence of a Milestone Event, the Final Allocation shall be appropriately adjusted to reflect the Milestone Payment with respect to such Milestone Event and as so adjusted shall constitute the Final Allocation for purposes of further adjustments pursuant to this Section 2.8(b) and for purposes of Section 2.8(c).

(c)
The Parties shall file any income tax returns, and any other tax filing, in relation to income Taxes which they are required, or elect, to file, in a manner consistent with the Final Allocation, including any amendment required to be filed as a result of a modification of the Final Allocation pursuant to Section 2.8(b).  The Parties shall not take any position inconsistent with the Final Allocation in any audit, examination, or Proceeding, unless otherwise required by applicable law.

2.9	Rights Retained by Seller. Notwithstanding anything to the contrary herein, Seller as of the Closing Date reserves and retains the Retained Rights. "Retained Rights" means, [**]
Notwithstanding anything to the contrary herein, Seller's use of the Retained Rights shall be subject to the confidentiality obligations set forth in Section 5.14; provided that Seller may use the information described in the Retained Rights solely to the extent necessary for Seller to exercise the Retained Rights, and may disclose or disseminate the information described in the Retained Rights, solely to the extent necessary for Seller to exercise the Retained Rights, to any Person who is advised of the confidential nature of such information and subject to confidentiality obligations no less restrictive than those set forth in Section 5.14.  Seller shall be responsible for any failure of any Person to whom it discloses such information to keep such information confidential as set forth in Section 5.14.
2.10
Assignment of Purchased Assets; Consents of Third Parties.  Notwithstanding anything in this Agreement to the contrary, (a) this Agreement shall not constitute an agreement to sell, transfer, assign or deliver, whether in whole or in part, to Buyer any Purchased Assets if such Purchased Assets are not transferable under applicable laws or regulations, and (b) this Agreement shall not constitute an agreement to assign, whether in whole or in part, any asset (including any Assigned Contract) or claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, or would be ineffective with respect to any party to an agreement concerning such asset.  If any transfer or assignment, whether in whole or in part, by Seller of any Purchased Assets is limited by the immediately preceding sentence, or any assumption by Buyer of any interest in, or Liability under, any asset requires the consent of a Third Party and such consent has not been obtained, then such transfer, assignment or assumption shall be subject to any such consent or required authorization being obtained.  Prior to and for twelve (12) months after the Closing, Seller shall use commercially reasonable efforts to obtain such consent or authorization as promptly as practicable, Buyer shall use commercially reasonable efforts to assist and cooperate with Seller in connection therewith, and Seller and Buyer shall cooperate in any lawful and commercially reasonable mutually agreeable arrangement under which (i) Buyer shall obtain (without infringing upon the legal rights of such Third Party or outside party or violating any applicable laws) the economic claims, right and benefits under the asset, claim or right with respect to which the consent or authorization has not been obtained in accordance with this Agreement and (ii) Buyer shall assume any related economic burden with respect to the asset, claim or right with respect to which the consent or authorization has not been obtained (including any related Assumed Liability), at no additional costs to Buyer; provided, that (a) none of Seller, Buyer or any of their respective Affiliates shall be required to pay money to any Third Party, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with such efforts and (b) to the extent the foregoing shall require any action by Seller or any of its Affiliates that would, or would continue to, affect the Product or Purchased Assets after the Closing, such action shall require the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

2.11
Withholding.  Buyer will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to Seller such amounts as it is required to deduct and withhold on account of Tax with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law.  Buyer shall notify Seller at least ten (10) Business Days prior to Closing of any amounts that Buyer considers that it is required to withhold or deduct and cooperate with Seller in minimizing any amount of such withholding or deduction. For this purpose, Buyer shall timely notify Seller of any documentation or withholding certificates that Seller may furnish to Buyer in order to avoid the imposition of any withholding or deduction. Buyer shall timely remit in full any amounts that it is required to withhold or deducted pursuant to this Section 2.10 to the appropriate Taxing Authority. Any amount so deducted or withheld, and properly and timely remitted, shall be treated for all purposes of this Agreement as having been paid to Seller.

2.12
Covenant not to Sue. Seller, on behalf of itself and its Affiliates, hereby (a) fully, finally and forever releases, relinquishes, acquits and discharges each Released Person of and from, and (b) covenants not to assert, not to assign to any other Person a right to assert, not to authorize any other Person to assert and not to assist or participate with another Person to assert, in each case of (a) and (b), any claim, counterclaim or demand against any Released Person relating to the proper use of the licenses granted under Section 5.18, and any damages or other remedies flowing therefrom.

ARTICLE 3

 REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as of the date of this Agreement, as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the Disclosure Schedules. Disclosures in any section or paragraph of the Disclosure Schedules shall not only address the corresponding section or paragraph of this Agreement, but also other sections or paragraphs of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other sections or paragraphs:
3.1
Incorporation and Good Standing.  Each of HGS and GSK is duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate or limited liability company, as the case may be, power and authority to conduct the Operation as it is now being conducted and to own or use the Purchased Assets.  Each of HGS and GSK is duly qualified to do business as a foreign entity and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify or be in good standing would not reasonably be expected to constitute a Material Adverse Effect.

3.2	Authority; Enforceability; No Conflict.
(a)
Each of HGS and GSK, or its applicable Affiliate, has the requisite corporate or limited liability company, as the case may be, power and authority to enter into this Agreement and the Other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Other Transaction Documents by each of HGS and GSK, or its applicable Affiliate, and the consummation of the transactions contemplated hereby and thereby have been, or, in the case of the Other Transaction Documents, will be prior to the Closing, duly and validly authorized by each of HGS and GSK or its applicable Affiliate.  This Agreement has been, and each Other Transaction Document will be, duly executed and delivered by each of HGS and GSK and, upon the execution and delivery by each of HGS and GSK, or its applicable Affiliate, of the Other Transaction Documents, and further assuming the due authorization, execution and delivery of this Agreement and the Other Transaction Documents by Buyer or its Affiliates, this Agreement and the Other Transaction Documents will constitute the legal, valid and binding obligations of each of HGS and GSK, or its applicable Affiliate, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

(b)
Neither the execution and delivery of this Agreement or the Other Transaction Documents nor the consummation or performance of any of the transactions contemplated hereby or thereby by each of HGS and GSK, or its applicable Affiliate, will: (i) conflict with, or result in any violation or breach of, any provision of the Organizational Documents of HGS or GSK, or its applicable Affiliate; (ii) violate any Legal Requirement applicable to HGS or GSK, or its applicable Affiliate, or the transactions contemplated hereby; (iii) result in the creation of any Encumbrance upon any of the Purchased Assets; or (iv) except for the consents set forth on Disclosure Schedule 3.2(b), conflict with, result in any violation or breach of, constitute a default (or give rise to a right of termination, modification, amendment, cancellation or acceleration of any obligation or loss of any material benefit or to increased, additional, accelerated or guaranteed rights or entitlements of any Person) under, require a notice, consent or waiver under, or require the payment of a penalty under, any of the terms, conditions or provisions of any Assigned Contract, except in the case of clauses (ii), (iii) or (iv), for such violations, conflicts, breaches, defaults, terminations, modifications, amounts, cancellations or accelerations that would not reasonably be expected to individually or in the aggregate result in a Material Adverse Effect.

(c)
Except for any filings that may be required to comply with Antitrust Laws, the notices and other filings with applicable Regulatory Authorities described in Section 3.2(c) of the Disclosure Schedules, and approvals and filings relating to the Pre-Novation Agreement and the Novation Agreement, contemplated herein, Seller is not and will not be required to give any notice to any Governmental Body or obtain any Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, except for such notices, approvals, consents or authorizations which have been obtained or made or which, if not obtained or made, would not reasonably be expected to be materially adverse to or otherwise interfere with the consummation or performance of any of the transactions contemplated hereby.

3.3
Financial Statements.  Disclosure Schedule 3.3 sets forth the "Profit and Loss Statement" for the Product for the Calendar Years ended December 31, 2014, 2015 and 2016 (the "Financial Information").  The Financial Information has been prepared from, and is in accordance with, Seller's books and records in accordance with Seller's accounting policies applied on a consistent basis, which are in accordance with International Financial Reporting Standards.

3.4
Absence of Certain Changes.  Except as set forth on Disclosure Schedule 3.4, since January 1, 2017 and through the date hereof, (i) there has not been any event, occurrence or development which has had or would reasonably be expected to have a Material Adverse Effect, and (ii) except with respect to the transactions contemplated by this Agreement and the Other Transaction Documents, Seller has caused the Operation to be conducted in the ordinary course of business consistent with past practices.

3.5	Title of Purchased Assets.
(a)
Other than with respect to the Product Intellectual Property, Seller (or its Affiliates) has good and transferable title to each of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and upon the consummation of the transactions contemplated by this Agreement, Buyer shall acquire all right, title and interest of Seller (and to the extent applicable, of Seller's Affiliates) in, to and under the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)
Each tangible Purchased Asset is free from material defects, has been maintained in accordance with normal industry practice, and is suitable for the purposes for which it presently is used.  This Section 3.5 does not relate to the Product Intellectual Property, which is the subject of Section 3.9.

3.6
Compliance With Legal Requirements; Governmental Authorizations.  Seller is, and during the three-year period immediately preceding the date of this Agreement has been, in compliance in all material respects with all Legal Requirements applicable to the Operation and the Purchased Assets.  Seller has all material Governmental Authorizations necessary for the conduct of the Operation as now being conducted.

3.7
No Proceedings; Orders.  There is no pending Proceeding that has been commenced (a) relating to the Operation, the Product or the Purchased Assets, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, and, to the Knowledge of Seller, no such Proceeding has been threatened.  There is no order issued by any Governmental Body to which any Purchased Asset or the Operation is subject.

3.8	Contracts.
(a)
Except for the Assigned Contracts, the Additional Contract or as set forth on Disclosure Schedule 3.8(a), Seller is not a party to or bound by any oral or written contract, lease, license, indenture, agreement, commitment or any other legally binding arrangement (including broker, agency, supply and distribution agreements), that is used or held for use primarily or exclusively for the conduct of the Operation and that is material thereto.

(b)
Seller has made available to Buyer true and correct and complete copies of each Assigned Contract, except to the extent such Assigned Contracts have been redacted to exclude information not related to the Product or the Operation.  Except as set forth on Disclosure Schedule 3.8(b)(i), all Assigned Contracts are valid, binding and in full force and effect and will continue to be legal, valid, binding and enforceable immediately following the Closing in accordance with the terms thereof as is in effect immediately prior to the Closing, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether considered in a proceeding in equity or at law.  Except as set forth on Disclosure Schedule 3.8(b)(ii), Seller has performed all material obligations required to be performed by it to date under the Assigned Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder and, to the Knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder, nor, to Seller's Knowledge, does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a violation of or default under or permit termination of or modification or acceleration of any material obligations of Seller pursuant to any Assigned Contract.

(c)
Except as set forth on Disclosure Schedule 3.8(c) and except as provided in licenses, agreements, contracts, assignments, or other instruments identified on Disclosure Schedule 3.8(c), neither Seller nor any of its Affiliates is a party to any agreement with a Third Party that (i) limits or restricts the use of the Product Intellectual Property in connection with Exploiting the Product or otherwise conducting the Operation in the Territory; (ii) would impose any non-competition, non-solicitation, exclusivity, right of first offer, right of first negotiation, most favored nation, or other such material restriction on the conduct of the Operation or the Exploitation of the Product; or (iii) imposes any duty to prosecute, maintain or enforce any Product Intellectual Property.

(d)
All milestones achievable with respect to the Product have been achieved or waived, and all milestone payments earnable or payable with respect to the Product have been earned, paid or waived, in each case with respect to any contract under which Seller or any of its Affiliates has been granted a license to any Intellectual Property that would otherwise be (or have been) infringed by the Exploitation of the Product or the Operation, in both cases in the manner conducted by Seller on or prior to the Closing Date.

3.9	Intellectual Property.
(a)
Disclosure Schedule 3.9(a) lists all Seller Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s), registered owners(s), domain name registrants, and domain name registrars, as applicable.  Seller and its Affiliates have complied in all material respects with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent or trademark office with respect to all patent and Trademark applications filed by or on behalf of Seller or its Affiliates that are included in the Seller Registrations and, to Seller's Knowledge, have made no material misrepresentations in such applications.

(b)
Seller (or its applicable Affiliate, as applicable) has (i) good title to and (ii) the ability to transfer to Buyer, without the consent of any Third Party, all of the Product Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and upon the consummation of the transactions contemplated by this Agreement, Buyer will acquire all right, title and interest in, to and under the Product Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances).  Seller, together with its Affiliates, is the sole and exclusive owner of all Product Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances).

(c)
Except as set forth on Disclosure Schedule 3.9(c):  (i) there is no pending or, to the Knowledge of Seller, threatened Proceeding against Seller or its Affiliates (A) alleging that the present or past conduct of the Operation or exploitation of the Product does or did infringe, misappropriate or otherwise violate the Intellectual Property rights of a Third Party; (B) disputing the right, title or interest of Seller and its Affiliates in or to any of the Product Intellectual Property; or (C) brought by a Third Party that challenges the validity, enforceability, or registrability of any of the Product Intellectual Property; and (ii) to the Knowledge of Seller, with respect to any country in the Territory where a given item of Product Intellectual Property is registered (i.e., a Patent Right, a registered Trademark or a registered Copyright) or the subject of a pending application, that given item of Product Intellectual Property is not being infringed, misappropriated or otherwise violated by any Third Party in such country in the Territory where the given item of Product Intellectual Property is registered or is the subject of a pending application.

(d)
All necessary filing, issuance, renewal, registration and maintenance fees, and related filings, due from Seller or any of its Affiliates through the Closing, or within thirty (30) days thereafter, with respect to any Seller Registrations have been paid or will be timely paid, and have been filed or will be timely filed, as applicable, by Seller.

(e)
Seller and its Affiliates have taken commercially reasonable measures to protect the proprietary nature of, and to maintain in confidence, the Assigned Know-How that is not in the public domain as a result of the actions or inactions of Seller or its Affiliates.

(f)	Neither Seller nor any of its Affiliates has granted any licenses to the Assigned Trademarks.
(g)
Each item of Product Intellectual Property will be owned or available for use by Buyer in the case of the Assigned Domain Names promptly following the Closing Date and in the case of all other Product Intellectual Property immediately following the Closing, in each case, on substantially identical terms and conditions as it was owned or available for use by Seller and its Affiliates immediately prior to the Closing.

(h)	Except as set forth on Disclosure Schedule 3.9(h), to the Knowledge of Seller, no 351(k) Application has been submitted to the FDA in which the Product is the Reference Product.
(i)
The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any of the rights in any of the Product Intellectual Property that Seller transfers to Buyer under this Agreement.

(j)
Except as set forth on Disclosure Schedule 3.9(j), Seller has not provided any list of patents to any 351(k) Applicant, nor has any 351(k) Applicant provided any list of patents to Seller, pursuant to section 351(l) of the PHSA.

(k)
Each of the Assigned Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending.

(l)
All authors and inventors of any material Product Intellectual Property have waived (to the extent permitted by Legal Requirements) all moral rights therein; and no author or inventor of any Product Intellectual Property is entitled to any compensation with respect thereto pursuant to any Legal Requirement.

(m)
Disclosure Schedule 3.9(m) identifies each license, covenant or other agreement, except for ordinary course manufacturing, testing, distribution, services or similar agreements where rights are granted solely for the purpose of permitting the performance by a Third Party of its obligations under such agreement, pursuant to which Seller or any of its Affiliates has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any past, present or future right, with respect to any Product Intellectual Property or, except to the extent not material, the Product.  Except as set forth on Disclosure Schedule 3.9(m), except in the course of ordinary manufacturing, testing, distribution, services or similar arrangements, neither Seller nor any of its Affiliates has agreed to indemnify any Person against any infringement, violation or misappropriation of any Product Intellectual Property.  Neither Seller nor any of its Affiliates is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any Product Intellectual Property to any Person.

(n)
Disclosure Schedule 3.9(n) identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which Seller or any of its Affiliates Exploits it and (ii) each agreement, contract, assignment or other instrument pursuant to which Seller or any of its Affiliates has obtained any joint or sole ownership interest in or to each item of Product Intellectual Property.

(o)
The Product Intellectual Property, the Intellectual Property rights granted pursuant to Section 5.6, Section 5.18 and the Intellectual Property rights under the Assigned Contracts constitute all of the Intellectual Property controlled by Seller or any of its Affiliates for the conduct of the Operation as currently conducted, other than "off-the-shelf" or similar software or other technology generally available on commercially reasonable terms.

(p)
Seller has made available to Buyer all material pre-clinical and clinical data generated from its research and development activities with respect to the Product (irrespective of whether any particular activities are continuing).

3.10
Customers and Suppliers.  Amounts owing from BARDA or to material suppliers of the Operation have been paid in all material respects.  None of BARDA or such material suppliers have within the last twelve (12) months (a) threatened in writing, or to the Knowledge of Seller, orally to cancel, or otherwise terminate, the relationship of such Person with the Operation; or (b) decreased materially or threatened in writing, or to the Knowledge of Seller, orally to decrease or limit materially, its relationship with the Operation.

3.11
Taxes.  There are no unpaid Taxes of Seller or its Affiliates: (a) that constitute or would reasonably expected to give rise to an Encumbrance upon any of the Purchased Assets; or (b) for which Buyer would be liable under applicable Legal Requirements by reason of having acquired the Purchased Assets, other than Transfer Taxes incurred in connection with the transactions contemplated by this Agreement, which shall be paid in the manner set forth in Section 2.6. None of the Purchased Assets is a U.S. real property interest within the meaning of Section 897(c) of the Code.

3.12	Regulatory Matters.
(a)
Except as set forth on Disclosure Schedule 3.12(a), the Product is and has been researched, developed, tested, manufactured, supplied, commercialized, stored, distributed and sold in the United States by or on behalf of Seller, as applicable, in compliance in all material respects with (i) the Acts and (ii) all other applicable Legal Requirements in the United States, including (A) requirements to possess Governmental Authorizations in the United States necessary to do so and otherwise necessary to conduct the Operation as presently conducted, and, (B) as applicable, those requirements relating to the FDA's current good manufacturing practices, good laboratory practices and good clinical practices.  Those Governmental Authorizations remain valid and in full force and effect.  Seller has not (i) voluntarily recalled, suspended or discontinued the Product at the request of the FDA or any other Governmental Body or (ii) received written notice from the FDA or any other Governmental Body that it has commenced, or intends to initiate, any action to withdraw any Governmental Authorization regarding the Product, to place additional sales or marketing restrictions on or request the recall of the Product, or to enjoin or place additional restrictions on the production of the Product.  All maintenance and other fees related to any Regulatory Approval occurring prior to the Closing Date have been paid.

(b)
None of the research, development, testing, sales, or distribution of the Product outside of the United States performed by or on behalf of Seller, as applicable, would (itself, or with respect to the manner in which such activities were performed) materially hinder Buyer in its efforts to seek regulatory approval from a Governmental Body to Exploit the Product outside the United States.

(c)
Seller has made available to Buyer as of the date of this Agreement complete and correct copies of each Regulatory Approval submitted to the applicable Regulatory Authorities, including all supplements and amendments thereto.

(d)
Except as set forth on Disclosure Schedule 3.12(d), the Regulatory Approvals constitute all approvals, licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Body necessary to commercially distribute, sell or market the Product in the United States, as applicable, including labeling approvals.

(e)
Seller has submitted to the applicable Regulatory Authorities and other Governmental Bodies in the United States in a timely manner required notices and reports (including but not limited to adverse experience reports and annual reports), in material compliance with the Acts and other applicable Legal Requirements.

(f)
Seller has furnished to Buyer as of the date of this Agreement complete and correct copies of all material scientific and clinical data of Seller relied upon to support Regulatory Approval and all material written correspondence with all Regulatory Authorities with respect to the Product.

(g)
The clinical trials (including any post-marketing studies) and other studies and tests conducted by or on behalf of Seller related to the Product (which, for the avoidance of doubt, shall not include investigator-sponsored clinical trials) were conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements of the FDA, including, as applicable, the FDA's good clinical practices and good laboratory practices regulations.

(h)
The Operation (i) does not function as a covered entity or a business associate, as those terms are defined in the health information privacy and security regulations promulgated under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and codified at 45 C.F.R. Parts 160 and 164; and (ii) is in material compliance with all applicable privacy Laws.

(i)
To Seller's Knowledge, there have not been and are not now any investigations, adverse third party allegations or actions, or claims against Seller, including any pending or threatened action against Seller, in any court or by or before any Governmental Body, with respect to the Product, or Seller's obligations set forth herein, including any which may adversely affect Seller's ability to perform its obligations under this Agreement.

(j)
Neither Seller nor, to Seller's Knowledge, any officer, employee or agent of Seller has made an untrue statement of material fact or fraudulent statement to any Regulatory Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority or any other Governmental Body, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the Regulatory Authority or any other Governmental Body to invoke the FDA policy respecting "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, in each case as related to the Product or the Operation.

(k)
Neither Seller nor, to Seller's Knowledge, any of its manufacturers of the Product have received any Form 483 observations or warning letters in the last three years from a Governmental Body in the United States relating to the Product or the Operation or that have the reasonable potential to impact on the manufacturing or marketing of the Product in the United States.

(l)
The BLA or written correspondence with the FDA furnished to Buyer reflect, to Seller's Knowledge, any material safety concerns with respect to the Product. Seller has made available to Buyer all written formal communications relating to the Product or the Operation submitted by or on behalf of Seller to the FDA.

(m)
Disclosure Schedule 3.12(m) sets forth a list of (i) all recalls, field alert reports, investigator notices, or safety alerts issued by Seller in relation to the Product ("Safety Notices"), (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to Seller's Knowledge, any material complaints that are currently unresolved.

(n)	Neither Seller, nor any Affiliate, director, officer, or employee of Seller, in each case performing services under this Agreement, has ever been:
(i)	debarred or proposed to be debarred under Section 306(a) or 306(b) of the FDCA, or under 42 U.S.C. Section 1320-7;
(ii)
sanctioned by, suspended, debarred, excluded or otherwise ineligible to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs; or

(iii)	charged with or convicted of any felony or misdemeanor under 42 U.S.C. Section 1320a-7(a) or 42 U.S.C. Section 1320a-7(b)(1)-(3), or otherwise proposed for exclusion.
(o)
Nothing in this Section 3.12 or elsewhere in this Agreement shall be deemed to be a representation by Seller regarding the EU Filing, which is provided to Buyer on the terms and conditions set forth in Section 2.5.

3.13	Government Contracts.
(a)
Since January 1, 2012, neither Seller nor any of its Principals (as defined at FAR 52.203-13(a)) has been suspended or debarred from bidding on Government Contracts with any Governmental Body; no such suspension or debarment has been initiated or, to the Knowledge of Seller, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of Seller (assuming that no such suspension or debarment will result solely from the identity of Buyer).  To the Knowledge of Seller, neither Seller nor any of its Principals has been and is not now being audited or investigated in relation to the Operation by the United States Government Accountability Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Body with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Body, or any prime contractor with a Governmental Body; nor, to the Knowledge of Seller, has any such audit or investigation been threatened.  To the Knowledge of Seller, there is no valid basis for (i) the suspension or debarment of Seller or any of its Principals from bidding on contracts or subcontracts relating to the Operation with any Governmental Body or (ii) any claim (including any claim for return of funds to the Governmental Body) pursuant to an audit or investigation by any of the entities named in the foregoing sentence.

(b)
To the Knowledge of Seller, no basis exists for any of the following with respect to any of its Government Contracts relating to the Operation with any Governmental Body, as provided by the FAR, agency supplemental regulations, and the Government Contracts: (i) a Termination for Default, (ii) a Termination for Convenience, (iii) a Stop Work Order or (iv) a Cure Notice or Show Cause Notice. Seller has no reason to believe that funding may not be provided under any Government Contract relating to the Operation with any Governmental Body in the upcoming federal fiscal year.

(c)	Seller has complied in all material respects with all terms and conditions of the BARDA Contracts.
(d)	Seller has received "Satisfactory" or better on all Contractor Performance Assessment Reports (CPAR) issued by a Governmental Body regarding the BARDA Contracts.
(e)
Disclosure Schedule 3.13(e) sets forth (i) each contract with a Governmental Body pursuant to which the Product, or any Product Intellectual Property, was developed, (ii) the Patent Rights or other Intellectual Property rights to which such contract relates and (iii) any restrictions to which such Patent Rights or other Intellectual Property rights are subject pursuant to such contract, including restrictions of the Bayh-Dole Act or other applicable federal regulations that apply to government funded intellectual property (excluding data generated or provided under the contract in which the U.S. Government would respectively have unlimited and limited rights).

(f)
Neither Seller nor any Affiliate has sought, applied for or received any financial assistance in the form of grants or cooperative agreements from any Governmental Body or quasi-governmental agency or funding source in connection with the Exploitation of any aspect of the Operation or Product or any facilities or equipment used in connection therewith.

(g)
To Seller's Knowledge, all material data in which Seller has a significant proprietary interest previously delivered to a United States Governmental Body under the BARDA Contracts has been marked with a limited rights legend under FAR 52.227-14, Alternate II, to the extent permitted by the contract under which it was submitted.

(h)	Seller has made available to Buyer a complete and correct copy of each Government Contract relating to the Operation, and all modifications and amendments thereto.
(i)
Except to the extent the BARDA Contracts have been redacted to exclude information not related to the Product or the Operation, Seller has made available to Buyer a complete and correct copy of the BARDA Contracts, and all modifications and amendments thereto.

(j)
The Government Contracts identified on Disclosure Schedule 3.13(j) constitute each of the BARDA Contracts and Government Contracts relating to the Operation or Product to which Seller is a party, subject to the qualification set forth in Section 3.13(i). Other than the counterparties to the Government Contracts, there are no other current customers of the Product or the Operation as it is conducted as of the Closing Date.

3.14
Brokers or Finders.  Seller has not retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.15
Product Liability. No product liability claims have been received in writing by Seller and, to Seller's Knowledge, no such claims have been threatened against Seller, in each case, relating to the Product.  There is no judgment, order or decree outstanding against Seller relating to product liability claims with respect to the Product.

ARTICLE 4

 REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows as of the date of this Agreement:
4.1	Incorporation and Good Standing. Buyer is duly incorporated, validly existing, and in good standing under the laws of the state of Delaware.
4.2	Authority; Enforceability; No Conflict.
(a)
Buyer, or its applicable Affiliate, has the requisite power and authority to enter into this Agreement and the Other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Other Transaction Documents by Buyer, or its applicable Affiliate, and the consummation of the transactions contemplated hereby and thereby have been, or, in the case of the Other Transaction Documents, will be prior to Closing, duly and validly authorized by Buyer or its applicable Affiliate.  This Agreement has been duly executed and delivered by Buyer, or its applicable Affiliate, and, upon the execution and delivery by Buyer, or its applicable Affiliate, of the Other Transaction Documents, and further assuming the due authorization, execution and delivery of this Agreement and the Other Transaction Documents by Seller or its Affiliates, this Agreement and the Other Transaction Documents will constitute the legal, valid and binding obligations of Buyer, or its applicable Affiliate, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

(b)
Neither the execution and delivery of this Agreement or the Other Transaction Documents nor the consummation or performance of any of the transactions contemplated hereby or thereby will (i) violate any provision of Buyer's, or its applicable Affiliate's, Organizational Documents; (ii) violate any Legal Requirement applicable to Buyer, or its applicable Affiliate, or the transactions contemplated hereby; or (iii) result in the breach or violation of, or constitute a default under, any material contract or agreement to which Buyer, or its applicable Affiliate, is a party or by which Buyer, or its applicable Affiliate, may be bound, except in the case of clause (iii) for such violation, breach, or default which would not reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the transactions contemplated hereby.

(c)
Except for any filings that may be required to comply with Antitrust Laws and the notices and other filings with applicable Regulatory Authorities contemplated herein, Buyer is not, and will not be, required to give any notice to any Governmental Body or obtain any Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, except for such notices, approvals, consents or authorizations which have been obtained or made or which, if not obtained or made, would not reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the transactions contemplated hereby.

4.3
No Proceedings.  There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, and, to Buyer's Knowledge, no such Proceeding has been threatened.

4.4
Brokers or Finders.  Except for Cowen and Company LLC, the fees or whom will be paid solely by Buyer, Buyer and its officers and agents have not retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

4.5	Financing Capability. Buyer has the funds or the financing available to consummate the transactions contemplated by this Agreement.
4.6	Buyer Investigation and Evaluation.
(a)
Buyer acknowledges and agrees that (x) other than the representations and warranties of Seller specifically contained in Article 3, there are no representations or warranties of Seller or any other Person either expressed, statutory or implied with respect to Seller, its Affiliates, the Product, the Purchased Assets or the Operation, including with respect to any of Seller's rights or assets, or the transactions contemplated hereby, individually or collectively and (y) except as specifically set forth in Article 3, the Purchased Assets are being transferred on an "as is, where is, with all faults" basis.  Buyer, together with and on behalf of its Affiliates and representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and Buyer, together with and on behalf of its Affiliates and representatives, acknowledges and agrees that Seller and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.  Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, except as set forth in Article 3 (x) none of Seller, its Affiliates or its representatives makes, and (y) Seller, its Affiliates and its representative hereby expressly disclaim, in each case, any representations or warranties, express or implied, oral or written, at law or in equity, relating to or in respect of (A) (i) the maintenance, repair, condition, value, quality, design, performance or marketability of any Purchased Asset or the Seller Trade Dress, or (ii) the prospects (financial or otherwise), risks and other incidents of any Purchased Assets, including, in each case of clauses (i) and (ii), with respect to fitness for a particular purpose, warranty of merchantability, non-infringement or sustainability, or (B) (i) the operation of the Purchased Assets or the Operation by Buyer after the Closing, (ii) the probable success or profitability of any Purchased Assets or the Operation or (iii) any other matter with respect to the transactions contemplated hereby. Without limiting the foregoing, Buyer acknowledges and agrees that (x) neither Seller, nor its officers, directors, employees, stockholders, affiliates or representatives have made or make any representation or warranty to Buyer with respect to any financial projection or forecast relating to the Product or the Product Intellectual Property and (y) the only warranties applicable to Product Intellectual Property are contained within Section 3.9 hereto.

(b)
Buyer acknowledges that it, its Affiliates and their respective representatives have been permitted full access to the books and records, facilities, equipment, personnel, contracts and other properties and assets of the Operation that it, its Affiliates and their respective representatives have desired or requested to see and review, and that it, its Affiliates and their respective representatives have had a full opportunity to meet with the officers and employees of Seller and its Affiliates to discuss the Operation.  Except as expressly set forth in any representation or warranty in Article 3, Buyer acknowledges and agrees that no Person, including the Buyer Indemnified Parties, shall have any claim (whether in warranty, contract, tort (including negligence, strict liability or innocent or negligent misrepresentation or misstatement) or otherwise) or right to indemnification pursuant to Article 7 (or otherwise) with respect to any information, documents or materials made available or otherwise furnished to or for Buyer, its Affiliates or their respective representatives by Seller, any of its Affiliates, or any of their respective representatives, including any financial projections or other statements regarding future performance, the "teaser" and "information package" regarding, among other things, the Product, provided to Buyer, its Affiliates or their respective representatives and any other information, documents or materials, whether oral or written, made available to Buyer, its Affiliates or their respective representatives in any "data site," management presentation, "break-out" discussions, responses to questions submitted on behalf of Buyer, its Affiliates or their respective representatives or otherwise furnished to Buyer, its Affiliates or their respective representatives in any form in expectation of the transactions contemplated hereby.

4.7
Forecasts and Projections.  Buyer acknowledges and agrees that (a) Seller has furnished no forecasts, projections or similar materials to Buyer, (b) Buyer has taken full responsibility for evaluating the adequacy, completeness and accuracy of various opinions and material heretofore furnished by Seller or its representatives to Buyer in connection with Buyer's investigations of the Product, Purchased Assets, Assumed Liabilities and the Operation and (c) there are uncertainties inherent in attempting to render opinions, Buyer is familiar with such uncertainties, and Buyer is not relying on any opinions furnished to it by Seller or any officer, director, consultant, affiliate, representative or agent of Seller.  To the extent that Buyer, its Affiliates and their respective representatives have received from Seller, its Affiliates and their respective representatives certain estimates, projections and other forecasts for the Operation and certain plan and budget information, Buyer acknowledges that these estimates, projections, forecasts, plans and budgets, and the assumptions on which they are based, were prepared for specific purposes and may vary significantly from each other.  Further, with respect to any estimates, projections, forecasts, plans and budgets Buyer received from Seller or prepared independently of Seller, Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to, or prepared by, it, its Affiliates or their respective representatives (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets) and that Buyer is not relying on any estimates, projections, forecasts, plans or budgets made available or otherwise furnished by Seller, its Affiliates or their respective representatives, and Buyer shall not, and shall cause its Affiliates and their respective representatives not to, hold any such Person (including Seller or its Affiliates) liable with respect thereto (whether in warranty, contract, tort (including negligence, strict liability or innocent or negligent misrepresentation or misstatement) or otherwise).

ARTICLE 5

 COVENANTS; TRANSITIONAL MATTERS
5.1	Conduct in the Ordinary Course of Business.
(a)
Except for matters (i) set forth in Disclosure Schedule 5.1, (ii) related to any Foreign Sales and any discussions, negotiations, agreements and actions related thereto, (iii) as expressly required or prohibited by applicable law, (iv) consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or (v) otherwise provided by the terms of this Agreement or any Other Transaction Document, from the date of this Agreement to the Closing Date, Seller shall, and shall cause its Affiliates to, (A) conduct the Operation in the ordinary course in a manner consistent with past practice and use commercially reasonable efforts to preserve intact its relationship with BARDA and with suppliers (provided that no action taken or not taken by Seller or any of its Affiliates in order to comply with any of clauses (i) through (ix) below shall be deemed a breach of this clause (A)) and (B) not take any of the following actions with respect to the Operation:

(i)	(A) terminate, modify or waive any material claim under the BARDA Contracts or (B) terminate, modify or waive any material claim under any Assigned Contract;
(ii)	other than in the ordinary course of business, enter into any new contract that would constitute an Assigned Contract at the Closing;
(iii)	pledge, sell, lease, transfer, license, assign or otherwise make subject to an Encumbrance (other than any Permitted Encumbrance) any Purchased Asset;
(iv)	other than in the ordinary course of business (e.g., in connection with normal safety updates or annual reports), make, or materially amend, any filings with the FDA with respect to the Product;
(v)
discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to, any claim that (A) results in any restriction on the conduct of the Operation, (B) results in a monetary Liability that constitutes an Assumed Liability of the Operation or a Liability that will be borne by Buyer or (C) waive, release or assign any material claims or rights of Seller or its Affiliates against Third Parties with respect to the Operation;

(vi)
transfer, assign, or grant any license to the Product Intellectual Property or abandon or allow to lapse the Assigned Trademarks or Assigned Patents or any other Seller Registration that is material to the Exploitation of the Product or the Operation;

(vii)	enter into any agreement or arrangement the purpose of which would be to limit or restrict the commercialization of the Product following the Closing;
(viii)
engage in any activity that reasonably could be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the returns of the Product, including channel stuffing or sales of the Product on terms or at prices or quantities outside the ordinary course of business; or

(ix)	agree or commit to do any of the foregoing.
(b)
Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the Operation prior to the Closing, and nothing contained in this Agreement is intended to give Seller or any of its Affiliates, directly or indirectly, the right to control or direct Buyer's operations.  Prior to the Closing, each of Buyer, on the one hand, and Seller, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates' respective operations. Buyer agrees that Seller may enter into Foreign Sales and that nothing in Section 5.1(a) shall prohibit Seller from engaging in such Foreign Sales or from engaging in any activities related thereto.

5.2	Product Responsibility. Without limiting each Party's respective obligations under the Assumed Liabilities and Excluded Liabilities as set forth under Section 2.2:
(a)
Except for any Transitional Services Seller (or its Affiliates) may provide during the Transitional Services Period as described below and in the Transitional Services Agreement, from and after the Closing, Buyer shall be solely responsible for (i) all regulatory matters with respect to the Product and the other Purchased Assets in the Territory, including those relating to communicating and corresponding, preparing and filing reports, making adverse event reports, and paying applicable fees, with and to applicable Governmental Bodies, under all applicable Legal Requirements, including the Acts; (ii) taking all actions and conducting all communication with Third Parties in respect of the Product (whether sold before or after the Closing) in the Territory, including responding to all complaints in respect thereof, providing all transaction documentation and responding to all requests for verification under the Drug Supply Chain Security Act amendments to the FDCA, and all medical information requests, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse events in respect of the Product (whether sold before or after the Closing) in the Territory.

(b)
From and after the Closing, except for any Transitional Services Seller (or its Affiliates) may provide as described below or under the Transitional Services Agreement and subject to the terms of the Supply Agreement, (i) Buyer shall be solely responsible for conducting, handling or processing, at Buyer's sole cost and expense, all recalls of units of Product, including recalls required by any Governmental Body or voluntary recalls by Buyer for any reason, with respect to the Product, if the Product was sold on or after the Closing Date, and (ii) Seller shall be solely responsible for conducting, handling or processing, at Seller's sole cost and expense, all recalls of units of Product, including recalls required by any Governmental Body or voluntary recalls by Seller for any reason, with respect to the Product, if the Product was sold prior to the Closing Date.

5.3
Liability for Taxes.  Seller shall be responsible for and pay all Taxes (other than Transfer Taxes) arising or resulting from, or relating to, the ownership or use of the Purchased Assets, the Operation or the Assumed Liabilities on or prior to the Closing Date.  Buyer shall be responsible for and pay all Taxes (other than Transfer Taxes) arising or resulting from, or relating to, the ownership or use of the Purchased Assets, the Operation or the Assumed Liabilities, after the Closing Date. Transfer Taxes shall be paid in accordance with Section 2.6.

5.4
Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the acquisition of the Purchased Assets by Buyer.

5.5	Non-Solicitation and Non-Competition.
(a)
Non-Solicitation. For a period of [**] following the Closing Date or any termination of this Agreement, neither Buyer nor Seller, will directly or indirectly solicit or induce, or attempt to solicit or induce, any employee of the other Party to leave such other Party or any of its respective Affiliates for any reason, or hire any employee of the other Party or any of its respective Affiliates; provided, however, that neither Party will be prohibited from: (i) employing any Person who contacts it on his/her own initiative; or (ii) engaging in general recruiting efforts or providing general advertising not directed at any particular individual (such general advertising and recruiting will not be solicitation in violation of this Section 5.5).

(b)	Non-Competition.
(i)	For a period of [**] (the "Restricted Period"), [**].
(ii)
Seller (and its Affiliates) agree that the duration and geographic scope of the non-competition provision set forth in this Section 5.5 are reasonable.  In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

5.6	Use of Seller Trade Dress.
(a)
As of the Closing Date, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive, non-transferable (except in accordance with Section 10.8), non-sublicensable (except to its Affiliates, and to its and their manufacturers, distributors or other service providers providing services to enable Buyer or any of its Affiliates to exercise their rights under this license), royalty-free license in the United States to use the Seller Trade Dress, solely as used by Seller for the Product as of the Closing Date, solely on Product purchased by Buyer under the Supply Agreement and solely in connection with the distribution and sale of the Product under the BARDA Contracts (the "Seller Trade Dress License").  Buyer acknowledges that the Seller Trade Dress License is being granted solely for transitional purposes and that Buyer shall use commercially reasonable efforts to cease its use of the Seller Trade Dress as quickly as is reasonably possible after the Closing Date. Notwithstanding the foregoing, (a) with respect to any Product carrying the Seller Trade Dress that is purchased by Buyer under the Supply Agreement, the Seller Trade Dress License will terminate on the exhaustion of such Product and (b) in no event shall Buyer use the Seller Trade Dress for any product (including Product) that is not purchased under the Supply Agreement or for any product or service other than Product that is distributed and sold under the BARDA Contracts. For the avoidance of doubt, Buyer may not use the Seller Trade Dress or any corporate name, trade name, logo or other Trademark of Seller or any of its Affiliates on the Vials or on or in connection with the labeling, packaging, distribution, marketing, promotion, offer for sale or sale thereof.

(b)
Buyer shall not, except if required by applicable Legal Requirement, (i) add any other labels or Trademarks to, or otherwise alter, the Seller Trade Dress as used by Seller as of the Closing Date; (ii) change in any way the style of the Seller Trade Dress as used by Seller as of the Closing Date; or (iii) otherwise use the Seller Trade Dress in any manner other than as specifically provided in this Section 5.6.  Buyer acknowledges Seller's (or its Affiliate's) ownership of the Seller Trade Dress, shall do nothing inconsistent with such ownership and agrees not to challenge Seller's (or its Affiliate's) title to the Seller Trade Dress.  Nothing in this Agreement shall give Buyer any right, title or interest in the Seller Trade Dress other than the right to use the Seller Trade Dress strictly in accordance with this Section 5.6.  All use of the Seller Trade Dress by Buyer under this Section 5.6 shall conform to the standards followed by Seller (or its Affiliate) prior to the Closing Date, and upon reasonable notice to Buyer, Seller (or its Affiliates) shall have the right to review the standards used by Buyer after the Closing Date to ensure Buyer's compliance with this requirement related to the Seller Trade Dress.

(c)
Except as expressly provided in Section 5.6(a), Buyer shall not have the right to, and shall not, sublicense, assign, pledge, grant or otherwise encumber or transfer to any Third Party any rights licensed by Seller (or its Affiliate) to Buyer under this Section 5.6 without Seller's prior written consent.  The Parties understand and agree that, in addition to all other legal remedies, Seller (and its Affiliates) shall be entitled to immediate injunctive relief in order to enforce the terms of this Section 5.6.  In addition, if Buyer (i) shall breach this Section 5.6 three (3) times (whether or not cured) or, (ii) within ten (10) days of Seller's written notice of a breach of this Section 5.6, shall fail to reasonably cure such breach or shall fail to institute reasonable policies to prevent the recurrence of similar breaches in the future, Seller shall have the right to immediately terminate the Seller Trade Dress License by providing written notice to Buyer.

(d)
Nothing in this Section 5.6, or any other provision of this Agreement or any provision of the Other Transaction Documents, shall grant Buyer any rights in any of Seller's (or its Affiliates') Internet domain names, Trademarks, registrations or applications for registration, or renewals thereof, in the United States or any other country or jurisdiction throughout the world, except for (i) the Assigned Trademarks and Assigned Domain Names purchased by Buyer pursuant to this Agreement and (ii) the licenses and other rights expressly set forth in this Section 5.6.

5.7	Transfer of Regulatory Approvals; Change of Party Names.
(a)
On or as promptly as practical after the Closing Date and, where applicable, in accordance with the terms of the Transitional Services Agreement, Buyer and Seller shall submit all documentation, including filing with the FDA the Buyer FDA Letters and the Seller FDA Letters, and take all actions reasonably necessary to notify the applicable Regulatory Authorities that the Regulatory Approvals have been transferred to Buyer, or where required to obtain approval from Regulatory Authorities for transfer of the Regulatory Approvals to Buyer, and to effect the transfer of such Regulatory Approvals to Buyer.  Transfer of title to the Regulatory Approvals (other than the BLA for the Product) shall be effective as of the Closing and transfer of title to the BLA for the Product shall occur once (x) Seller receives written notification from the relevant Governmental Body acknowledging the transfer of such BLA, or (y) if such written notification is sent to Buyer, Buyer provides Seller with a copy of such notification. Until such time as Seller receives the written notification from the relevant Governmental Body (directly or through Buyer) acknowledging the transfer of such BLA, Seller shall continue to maintain the BLA for the Product for the benefit of Buyer at Buyer's sole cost and expense in accordance with the terms of the Transitional Services Agreement. If Buyer receives the written notification from the relevant Governmental Body acknowledging the transfer of the BLA for the Product, Buyer shall provide Seller with a copy thereof within one (1) Business Day of receipt.

(b)
Promptly after the Closing, Buyer shall use commercially reasonable efforts to obtain a new National Drug Code, Drug Identification Number ("Drug ID Number") for the Product and commence taking any and all actions necessary so that sales of the Product can be accomplished under such Drug ID Number of Buyer as soon as possible on or after the date on which both (i) Seller is no longer required to manufacture Product for Buyer under the Supply Agreement and (ii) the BARDA Contracts (as in effect today, notwithstanding any future amendments, modifications, or delivery orders issued thereto) have been fully performed (collectively, (i) and (ii), the "BARDA Completion Date").  On or after the BARDA Completion Date, Buyer shall use, or cause to be used, its new Drug ID Number for the Product on all invoices, orders, drug labels and labeling and other communications with all customers and Governmental Bodies.  Except for Product purchased by Buyer under the Supply Agreement for distribution and sale under the BARDA Contracts, Buyer may not manufacture or have manufactured Product using any Trademarks, trade names, corporate identifiers, logos or information of Seller or its Affiliates (including Drug ID Number). Buyer acknowledges and agrees that (A) Seller shall not manufacture Product using Seller's Drug ID Number other than for Product supplied pursuant to the terms of the Supply Agreement, (B) Seller shall not manufacture Product using Buyer's Drug ID Number and (C) Buyer shall not sell or otherwise distribute Product under Buyer's Drug ID Number until after the BARDA Completion Date.

(c)
Promptly after the Parties satisfy their obligations under Section 5.7(a), Buyer will timely file with the appropriate regulatory agency, in accordance with all applicable Legal Requirements, all promotional materials for the Product required to be filed with such agency.  In the event that, prior to completion of the obligations set forth under Section 5.7(b) above, Buyer proposes to use any new or revised advertising or promotional materials relating to the Product, Seller shall have the right to review and comment on any such material prior to its submission to the regulatory agency.  Upon receipt of Seller's comments on any proposed materials, Buyer shall promptly implement any reasonable changes requested by Seller or delay its use of such materials until after the completion of the obligations set forth under Section 5.7(b) above.  Notwithstanding the foregoing, any use of the Seller Trade Dress or of any corporate name, trade name, corporate identifiers, logo or other Trademark of Seller or of any of its Affiliates in any such promotional materials shall be subject to Seller's prior written approval, which approval may be withheld at Seller's sole discretion.

5.8	Anti-Bribery and Corruption.
(a)
Buyer acknowledges that it has received and read GSK's 'Prevention of Corruption – Third Party Guidelines' (either in hard copy or at http://www.gsk.com/media/3193/anti-bribery-and-corruption-policy.pdf) and agrees to perform its obligations under this Agreement and the Other Transaction Documents in accordance with the principles (the "ABAC Principles") set out therein.

(b)
Each of Buyer and Seller shall comply in all material respects at all times with all applicable Legal Requirements with respect to the Product and the Operation, including but not limited to applicable anti-corruption laws, of the territory in which Buyer conducts business with Seller under this Agreement and the Other Transaction Documents.

(c)
In seeking to achieve the Milestone Events, each of Buyer and Seller shall perform in strict accordance with the ABAC Principles and shall indemnify the other Party for any claims arising from such Party's performance that is not in accordance with the ABAC Principles.

(d)
Notwithstanding any provision in any Other Transaction Document, each of Buyer and Seller shall be entitled to terminate this Agreement and the Other Transaction Documents upon written notice to the other Party, if the other Party fails to perform its obligations in accordance with this Section 5.8 and such Party fails to cure or otherwise remedy such breach within sixty (60) days after written notice, if such breach can be cured or remedied. Notwithstanding any provision in any Other Transaction Documents, neither Party shall have any claim against the other Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement or any of the Other Transaction Documents in accordance with this Section 5.8.  To the extent (and only to the extent) that the Legal Requirements of the Territory provide for any such compensation to be paid to either Party upon the termination of this Agreement or any of the Other Transaction Documents, each Party hereby expressly agrees (to the extent possible under the Legal Requirements of the Territory) to waive or to repay to the other Party any such compensation or indemnity.

5.9
Government Price Reporting. Buyer acknowledges that Seller (i) has conferred with a regulatory authority regarding price reporting required under U.S. Government contracts and (ii) to date has not engaged in such reporting with respect to the Product because Seller has only sold the Product to one U.S. Government customer.

5.10	Pricing and Inspections.
(a)
Following the Closing Date, Buyer shall have the sole authority to determine the price of the Product, including price increases or decreases, and the timing thereof, subject to existing contractual and statutory limitations; provided that Buyer shall not increase the price of the Product under the BARDA Contracts until such time as the BARDA Contracts are novated to Buyer.

(b)
From and after the date hereof, Seller shall notify Buyer within ten (10) days of notice of any inspection, investigation or other inquiry by, or other material governmental notice or communication from the U.S. Department of Health and Human Services Office of the Inspector General, or any other Governmental Body relating to the manufacture, sale, marketing, promotion, distribution or use of the Product.  This obligation extends to any subsequent revisions to such notices or communications even if made after the completion of the obligations set forth in Sections 5.7(a) and (b) above.

5.11
Supplemental Disclosures and Appendices.  Seller may, prior to the Closing Date, deliver to Buyer modifications, changes or updates to the Disclosure Schedules and the Appendices, in order to disclose or take into account facts, matters or circumstances which arise or occur between the date of this Agreement and the Closing Date. Any such supplement to the Disclosure Schedules or the Appendices shall not be given effect for purposes of the conditions set forth in Section 6.3(a) or for purposes of determining whether there has been a breach of a representation and warranty for purposes of the indemnification provisions under Section 7.2(a).  Notwithstanding the prior sentence, if (a) any such modifications, changes or updates relate to the occurrence of any event after the date of this Agreement not resulting from any breach of Section 5.1 or from any act of Seller prior to the date hereof that would have been a breach of Section 5.1 had this Agreement been in effect at such time, (b) such modifications, changes or updates are accompanied by a written statement from Seller informing Buyer of Seller's belief that Buyer is entitled to terminate this Agreement in accordance with the provisions of Section 8.1(c) as a result of such modifications, changes or updates (which statement shall be binding on Seller) and (c) Buyer does not exercise such right prior to the Closing, then the information set forth in such modifications, changes or updates shall constitute an amendment of the representation or warranty to which it relates for purpose of  Article 7 of this Agreement such that Buyer shall not be entitled to indemnification under Article 7 of this Agreement with respect to such matter to the extent of the information so disclosed.

5.12	Wrong Pockets.
(a)
[**], if either Buyer or Seller becomes aware that any of the Purchased Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other, and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, at the expense of the Party that is seeking the assets to be transferred to it and with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Purchased Asset which was not transferred to Buyer at the Closing; or (b) Seller, in the case of any Excluded Asset which was transferred to Buyer at the Closing.

(b)
If, on or after the Closing Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any Other Transaction Document, then the Party receiving such funds shall promptly forward such funds to the proper Party.  The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any of the Other Transaction Documents.

5.13	Access to Information.
(a)
During the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Article 8 (the "Pre-Closing Period"), Seller shall, and shall cause its Affiliates and representatives to, afford Buyer and its representatives, continued reasonable access to Seller employees to discuss the Operation and matters relating to the transfer of the Operation to Buyer's Bayview, Maryland facility and continued access through an electronic data room to the books and contracts of Seller, to the extent related to the Operation  (other than the Excluded Assets) and matters relating to the transfer of the Operation to Buyer's Bayview, Maryland facility; provided, however, that such access shall not unreasonably disrupt Seller's ordinary course operations.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access could, in Seller's reasonable judgment, (i) violate applicable law, or any binding agreement entered into prior to the date hereof (including any confidentiality agreement with a Third Party to which Seller is a party), (ii) jeopardize any attorney/client privilege or other established legal privilege or (iii) disclose any trade secrets; provided that in each case, Seller shall: (A) give reasonable notice to Buyer of the fact that it is restricting or otherwise prohibiting access to any documents or information pursuant to this Section 5.13(a), (B) inform Buyer with sufficient detail of the reason for such restriction or prohibition, and (C) use its commercially reasonable efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition.  All requests for information made pursuant to this Section 5.13(a) shall be directed to such Person or Persons as is designated by Seller, and Buyer shall not directly or indirectly contact any officer, director, employee, agent or representative of Seller or any of its Affiliates without the prior approval of such designated Person(s).

(b)
During the Pre-Closing Period, Buyer hereby agrees it shall not contact, and it shall cause its Affiliates or representatives to not contact, any licensor, licensee, competitor, supplier, distributor or customer of Seller with respect to the Product, the Purchased Assets, the Operation, this Agreement, the Other Transaction Documents or the transactions contemplated hereby or thereby, without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed.

(c)
Notwithstanding Section 5.13(b), prior to the execution by both Parties of a BARDA approved Novation Agreement, the Parties acknowledge and agree that (i) Buyer, its Affiliates or representatives shall be permitted, subject to prior coordination and consultation with Seller, and subject to inclusion of Seller on all written correspondence (for which Seller will have final approval, such approval not be unreasonably withheld, conditioned or delayed) and during all oral communications, to contact the counterparty to the BARDA Contracts for purposes of establishing a direct relationship with each such party in respect of the Operation that would become effective at or after the Closing and (ii) Buyer shall not take any actions during such contact that would impact or otherwise alter Seller's obligations or liabilities under the BARDA Contracts without Seller's consent; provided that Buyer shall not be obligated to coordinate, consult with or include Seller on written correspondence or oral communication regarding matters relating exclusively to the transfer of the Operation to Buyer's Bayview, Maryland facility or to Buyer's Camden, Maryland facility, so long as such matters do not impact Seller's activities or performance obligations under the BARDA Contracts.

(d)
After the Closing Date, each of the Parties shall grant to the other such access to financial records and other information in their possession related to their conduct of the Operation and such cooperation and assistance as shall be reasonably required to enable each of them to complete their legal, regulatory, stock exchange, auditing (including audits by a Governmental Body with respect to the BARDA Contracts), financial and accounting reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters. Each Party shall promptly reimburse the other for such other Party's reasonable out-of-pocket expenses associated with requests made by such first Party under this Section 5.13(d), but no other charges shall be payable by the requesting Party to the other Party in connection with such requests.

5.14	Confidentiality.
(a)
The Parties acknowledge and agree that Buyer and GSK are parties to the Confidentiality Agreement, which shall remain in effect and is incorporated herein as though fully set forth herein. All Confidential Information of Seller shall be subject to and treated in accordance with the terms of the Confidentiality Agreement.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to Confidential Information of Seller relating solely to the Operation and the Product; provided, however, that Buyer acknowledges that any and all other Confidential Information of Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing, except that Buyer may access, use or disclose to (i) an Affiliate of Buyer or (ii) a Third Party who has a bona fide need to know such Confidential Information of Seller, is informed by Buyer or its Affiliate of the confidential nature of such Confidential Information and executes a written agreement agreeing to maintain the confidentiality of the Confidential Information consistent with the requirement of this Agreement, such other Confidential Information of Seller, on a case by case basis, as necessary, and solely to the extent needed, to Exploit the Product or conduct the Operation; provided that no such individual use of such Confidential Information of Seller shall relieve Buyer of its obligations under this Section 5.14(a) in all instances or with respect to any other Confidential Information of Seller.  If Buyer discloses Confidential Information of Seller to any of its Affiliates, each such Affiliate of Buyer shall be subject to Buyer's obligations pursuant to this Section 5.14 with regard to such Confidential Information of Seller and Buyer will be liable and otherwise legally responsible for any breach of this Section 5.14 by its Affiliates with respect to Confidential Information of Seller as if such breach were Buyer's own.

(b)
[**], Seller shall, and shall cause its Affiliates to, treat as confidential and shall safeguard any and all Confidential Information of Buyer to the same degree as if such information were subject to the terms of the Confidentiality Agreement and as if Seller was bound by the confidentiality and non-use provisions (including the provisions regarding mandatory disclosure) of such Confidentiality Agreement. Seller may disclose Confidential Information of Buyer to Third Parties who have a bona fide need to know such Confidential Information of Buyer, are informed by Seller or its Affiliate of the confidential nature of such Confidential Information and agree to maintain the confidentiality of the Confidential Information consistent with the requirement of this Agreement.

(c)
Nothing in this Section 5.14 shall be construed as preventing or in any way inhibiting either Party from complying with applicable law governing activities and obligations undertaken pursuant to this Agreement or any Other Transaction Document in any manner which it reasonably deems appropriate.

5.15	Competitions Filings.
(a)
If required pursuant to applicable law, each of Buyer and Seller shall file or cause to be filed as soon as practicable, and with respect to any filings under the HSR Act no later than ten (10) Business Days following the date hereof, any notifications required under Antitrust Laws.  Thereafter, each of Buyer and Seller shall use commercially reasonable efforts to respond as promptly as practicable to any inquiries or requests received from any Competition Authority for additional information or documentation and to cause the waiting period under the HSR Act to terminate or expire and obtain clearance or approval with respect to any other filings made pursuant to this Section 5.15(a) at the earliest possible date after the date of filing; provided, however, [**].  Buyer and Seller shall notify the other promptly upon the receipt of (a) any comments or communication it or any of its Affiliates receives from any officials of any Competition Authority in connection with any filings made pursuant to this Section 5.15(a) or otherwise relating to the matters that are the subject of this Agreement and (b) any request by any officials of any such Competition Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable law.  Buyer and Seller shall permit the other to review in advance any proposed communication by such Party to any Competition Authority with respect to any filings made pursuant to this Section 5.15(a).  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.15(a), Buyer or Seller, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Competition Authority such amendment or supplement.  Neither Buyer, on the one hand, nor Seller, on the other hand, shall (or permit any of their respective Affiliates to) agree to participate in any meeting or other discussion with any Competition Authority in respect of any filings, investigation (including any settlement of the investigation) Proceeding or other inquiry relating to this Section 5.15(a) unless it consults with the other in advance and, to the extent permitted by such Competition Authority, gives the other the opportunity to attend and participate at such meeting or other discussion.

(b)
Buyer and Seller shall cooperate with each other and shall (i) promptly prepare and file all necessary documentation and (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, in each case, to cause the waiting period under the HSR Act to terminate or expire and obtain approval or clearance under any other applicable Antitrust Law.  In connection with the foregoing, Buyer shall have the right to review and approve in advance all characterizations of the information relating to Buyer; Seller shall have the right to review and approve in advance all characterizations of the information relating to Seller and its Affiliates; and each of Buyer and Seller shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated hereby, in each case, that appear in any material filing made in connection with this Section 5.15(b).  The Parties may, as they deem advisable and necessary, designate, and if so designated shall treat such materials accordingly, any competitively sensitive materials provided to the other under this Section 5.15 as "outside counsel only."

(c)
All filing fees under the HSR Act and any other applicable Antitrust Law, and all expenses (other than legal fees and expenses, which shall be borne by the Party incurring such expenses) in complying with any request for additional information or documentary material from any applicable Governmental Body, shall be borne by Buyer.

(d)
Buyer shall not, and shall cause its Affiliates not to, enter into any transaction or any contract to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act (or obtain clearance or approval under another applicable Antitrust Laws) applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of Proceeding seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby or (iii) obtain all authorizations, consents, orders and approvals of Governmental Body necessary for the consummation of the transactions contemplated by this Agreement.

5.16
Further Actions.  On the terms and subject to the conditions of this Agreement (including Sections 2.10, 5.15 and 5.17), each Party shall use its commercially reasonable efforts  to take or cause to be taken in an expeditious manner all actions and to do or cause to be done all things necessary or appropriate to satisfy the conditions to Closing and consummate the Closing and the transactions contemplated hereby.  Each Party will cooperate with and furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the foregoing.

5.17	Pre-Novation Agreement; Novation Agreement.
(a)
Promptly after the date hereof, the Parties shall use commercially reasonable efforts to obtain the BARDA Consent and to assemble and submit to BARDA all necessary materials required by FAR Subpart 44.2 and FAR 52.244-2, or reasonably requested by BARDA, for any necessary request for consent to subcontract covering the Pre-Novation Agreement.  The Parties shall make commercially reasonable revisions to the Pre-Novation Agreement that are reasonably requested by BARDA in connection with BARDA's granting the consent to subcontract.  In connection with the foregoing approval process, Buyer shall have the right to review and approve in advance all characterizations of the information relating to Buyer and its Affiliates; Seller shall have the right to review and approve in advance all characterizations of the information relating to Seller and its Affiliates; and each of Buyer and Seller shall have the right to review and approve in advance all characterizations of any information relating to this Agreement and to the resulting transaction between the Parties.

(b)
Promptly after date hereof, the Parties shall use commercially reasonable efforts to assemble all necessary materials as required by FAR Subpart 42.12 and prepare a draft novation package, including the Novation Agreement.  Promptly after the Closing, the Parties will finalize the draft novation package and submit a package seeking novation of the BARDA Contracts from Seller to Buyer, and shall use commercially reasonable efforts after submission to obtain approval of the Novation Agreement from BARDA.  The Parties shall take any and all actions necessary to execute an approved Novation Agreement as soon as possible.  In connection with the foregoing approval process, Buyer shall have the right to review and approve in advance all characterizations of the information relating to Buyer; Seller shall have the right to review and approve in advance all characterizations of the information relating to Seller and its Affiliates; and each of Buyer and Seller shall have the right to review and approve in advance all characterizations of any information relating to this Agreement and to the resulting transaction between the Parties.

5.18	Use of Retained Copyright, Retained Know-How and Retained Patent Rights.
(a)
As of the Closing Date, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive, non-transferable (except as set forth in Section 10.8), sublicensable (through multiple tiers), royalty-free, perpetual and irrevocable license in the Territory to any Copyrights (i) that are (A) included in the Excluded Assets as of the Closing Date but which are embodied in the Regulatory Documentation, the GMP Documentation or the Books and Records transferred to Buyer under this Agreement as of the Closing Date or (B) not exclusive to the Product, but which are embodied in any documentation created by Seller or any of its Affiliates after the Closing Date in the performance of its or their obligations under the Transitional Services Agreement, the Technical Transfer Agreement or the Supply Agreement and delivered to Buyer in accordance with the terms thereof ("Other Agreement Documents"), and (ii) as to which Seller or its Affiliates has the right, by ownership or license, to grant such a license without violating the contractual or intellectual property rights of any Third Party, which license shall include the right to reproduce, distribute, publicly perform, publicly display and create derivative works of such Regulatory Documentation, GMP Documentation, Books and Records and Other Agreement Documents, in each case, solely to the extent necessary for Buyer to Exploit the Product in the Territory.

(b)
As of the Closing Date, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive, non-transferable (except as set forth in Section 10.8), sublicensable (through multiple tiers), royalty-free, perpetual and irrevocable license in the Territory to use (i) any Know-How that is included in the Excluded Assets as of the Closing Date, as to which Seller or its Affiliates has the right by ownership or license, to grant such a license without violating the contractual or intellectual property rights of any Third Party, solely to the extent necessary to Exploit the Product in the manner so done as of the date hereof, and (ii) any Know-How created by Seller or its Affiliates in the course of its or their performance of the Supply Agreement, solely to the extent necessary to manufacture the Product in the manner so done by Seller or its Affiliates under the Supply Agreement. Buyer acknowledges that the Know-How licensed pursuant to this Section 5.18(b) is the Confidential Information of Seller and shall be subject to the terms and conditions of Section 5.14 after the Closing; and Seller agrees that, with respect to such Know-How (x) the Purpose (as defined in the Confidentiality Agreement) includes the exercise of the rights under this Section 5.18(b), (y) Representatives (as defined in the Confidentiality Agreement) includes any sublicensee of the rights granted under this Section 5.18(b) and (z) Buyer and the Representatives may disclose such Know-How to any Governmental Body solely to the extent necessary to exercise the rights granted to Buyer under this Section 5.18(b).

(c)
As of the Closing Date, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive, non-transferable (except as set forth in Section 10.8), sublicensable (through multiple tiers), royalty-free, perpetual and irrevocable license in the Territory under Patent Rights (i) that are included in the Excluded Assets as of the Closing Date or any Patent Rights that issue therefrom, (ii) that would be infringed by the Exploitation of the Product in the manner so done as of the Closing Date, and (iii) as to which Seller or its Affiliates has the right, by ownership or license, to grant such a license without violating the contractual or intellectual property rights of any Third Party, solely to the extent necessary to Exploit the Product in the manner so done as of the date hereof.

ARTICLE 6

 CLOSING DELIVERIES
6.1	Conditions to Each Party's Obligation.

(a)
No Adverse Law; No Injunction.  The obligations of Buyer and Seller to consummate the Closing are subject to no Governmental Body of competent jurisdiction having enacted, issued, promulgated or enforced any law or preliminary or permanent injunction or other judgment that is in effect and that prohibits, enjoins or otherwise restrains the consummation of all or any part of the transactions contemplated by this Agreement or the Other Transaction Documents and no United States federal Governmental Body or state Attorney General shall have enacted any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) which is in effect and makes the transactions contemplated by this Agreement illegal or otherwise prohibits consummation of the transactions contemplated by this Agreement.

(b)	Governmental Authorization. Any waiting period under the HSR Act shall have expired or been terminated.
6.2
Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller, to the extent permitted by law) on or prior to the Closing Date of the following conditions:

(a)
Representations and Warranties.  The representations and warranties of Buyer contained herein shall be true and correct (disregarding any materiality qualifications within such representations and warranties) in all respects as of the Closing Date as if made as of such date (except, in each case, to the extent such representations and warranties are made with respect to an earlier date, in which case as of such earlier date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)
Performance of Obligations of Buyer.  Buyer shall have performed or complied with or caused to be performed or complied with, in all material respects, those obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing.

(c)	Certain Closing Deliveries. Buyer shall have delivered to Seller each of the items set forth in Section 2.4(b)(ii).
(d)	BARDA Consent. Seller having obtained any required consent from BARDA necessary to enter into a valid Pre-Novation Agreement with Buyer (the "BARDA Consent").
6.3
Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer, to the extent permitted by law) at or prior to the Closing of the following conditions:

(a)
Representations and Warranties.  The representations and warranties of Seller contained herein shall be true and correct (disregarding any materiality or Material Adverse Effect qualifications within such representations and warranties) in all respects as of the Closing Date as if made as of such date (except, in each case, to the extent such representations and warranties are made with respect to an earlier date, in which case as of such earlier date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)
Performance of Obligations of Seller.  Seller shall have performed or complied with or caused to be performed or complied with, in all material respects, those obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

(c)	No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.
(d)	Certain Closing Deliveries. Seller shall have delivered to Buyer each of the items set forth in Section 2.4(b)(i).
6.4
Frustration of Closing Conditions.  Neither Buyer, on the one hand, nor Seller, on the other hand, may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party's or its Affiliates' failure to act in good faith or intentional failure to comply with its agreements set forth herein.

ARTICLE 7

 INDEMNIFICATION; REMEDIES
7.1
Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties in this Agreement will survive the Closing and shall remain in full force and effect until the date that is [**] after the Closing Date; provided, however, that for purposes of claims for indemnification pursuant to Section 7.2(a), (a) the representations or warranties set forth in Section 3.1 (Incorporation and Good Standing), Section 3.2(a) (Authority), Section 3.5(a) (Title), Section 3.9(b) (Title of Product Intellectual Property) and Section 3.14 (Brokers or Finders) (collectively, the "Fundamental Representations") shall survive the Closing until the date that is thirty (30) days after the expiration of the applicable statute of limitations; and (b) the representations or warranties set forth in [**] shall survive the Closing for [**]; provided, further, that for purposes of claims for indemnification pursuant to Section 7.3(a), the Buyer Fundamental Representations shall survive the Closing until the date that is thirty (30) days after the expiration of the applicable statute of limitations. Each covenant and agreement shall survive the Closing for the period as contemplated by its terms or as otherwise provided in this Agreement.

7.2
Indemnification by Seller.  Subject to the other provisions of this Article 7, Seller will indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors and shareholders (collectively, the "Buyer Indemnified Parties") for any loss, liability, damage, obligation, fines, penalties, interest, awards, judgments, claims and expenses (including reasonable attorneys' fees and expenses) (collectively, "Damages"), to the extent caused by or arising from:

(a)	any inaccuracy or breach of any representation or warranty of Seller in this Agreement;
(b)	any breach or non-fulfillment by Seller of any covenant or agreement of Seller in this Agreement; or
(c)	any Excluded Liabilities.
7.3
Indemnification by Buyer.  Subject to the other provisions of this Article 7, Buyer will indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors and shareholders (collectively, the "Seller Indemnified Parties") for any Damages, to the extent caused by or arising from:

(a)	any inaccuracy or breach of any representation or warranty of Buyer in this Agreement;
(b)	any breach or non-fulfillment by Buyer of any covenant or agreement of Buyer in this Agreement; or
(c)	any Assumed Liabilities.
7.4
Time Limitations.  Notwithstanding Section 7.1 above, any claims asserted in good faith specifying the factual basis of that claim in reasonable detail to the extent then known by such Party and delivered in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. Buyer or Seller may make a claim for breach of a post-Closing covenant, Excluded Assets, Purchased Assets, Excluded Liability or Assumed Liability, as applicable, any time after it has been determined by such Party that there has been a breach or an indemnification claim for an Excluded Liability or Assumed Liability. Any claim for indemnification under Article 7, which is not a Third Party Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn by the Indemnified Person making such claim unless formal legal proceedings in respect of such claim have been commenced in accordance with this Agreement within twelve (12) months of notification to the Indemnifying Party of such claim.

7.5
Limitations on Amount.  The Indemnified Persons (as defined below) will have no liability with respect to the matters described in Section 7.2(a) or 7.3(a), as applicable unless and until (a) the individual claim giving rise to any Damages exceeds [**] (an "Indemnifiable Claim") and (b) the aggregate amount of all such Indemnifiable Claims exceeds [**] percent ([**]%) of the Purchase Price (the "Deductible Amount"), in which case the Indemnified Persons shall be liable for the aggregate amount of all such Indemnifiable Claims in excess of the Deductible Amount. Notwithstanding the foregoing, the Indemnified Persons will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.2(a) or 7.3(a), as applicable, once the aggregate dollar amount of all Damages indemnified under Section 7.2(a) or 7.3(a), as applicable, equals (x) [**] percent ([**]%) of the Purchase Price plus (y) solely with respect to the representations and warranties contained in Section 3.9 (other than those in Section 3.9(b)), an additional [**] percent ([**]%) of the Purchase Price. For the avoidance of doubt, Seller's total aggregate liability (for indemnification or otherwise) pursuant to the immediately preceding sentence shall be limited to [**] percent ([**]%) of the Purchase Price. Notwithstanding the foregoing, the limitations in this Section 7.5 shall not apply to claims of common law fraud or claims relating to any inaccuracy or breach of the Fundamental Representations or the Buyer Fundamental Representations; provided, however, that, except in the case of common law fraud, the Indemnified Persons will have no liability relating to any inaccuracy or breach of the Fundamental Representations or the Buyer Fundamental Representations in excess of the Purchase Price.  Notwithstanding the foregoing, for the purposes of calculating the amount of any Damages hereunder, the representations and warranties shall be read without regard to any Material Adverse Effect or other materiality qualifiers contained therein.

7.6	Procedure for Indemnification.
(a)
All claims for indemnification by a Buyer Indemnified Party or any Seller Indemnified Party (collectively, the "Indemnified Persons") pursuant to this Article 7 shall be made in accordance with the provisions of this Agreement.

(b)
If a Third Party asserts that an Indemnified Person is liable to such Third Party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Article 7, then such Indemnified Person may make a claim for indemnification pursuant (a "Third Party Claim") to this Article 7 and shall be reimbursed in accordance with the applicable provisions of this Agreement for any such Damages for which it is entitled to indemnification pursuant to this Article 7 (subject to the right of the Indemnifying Party to dispute the Indemnified Person's entitlement to indemnification under the applicable terms of this Agreement). For purposes of this Agreement, "Indemnifying Party" means (i) in the case of a claim for indemnification by Buyer, Seller and (ii) in the case of a claim for indemnification by Seller, Buyer.

(c)
The Indemnified Person shall give prompt written notification to the Indemnifying Party of the assertion of any Third Party Claim (including the commencement of any Proceeding relating to a Third Party Claim) for which indemnification pursuant to this Article 7 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party, as the case may be, shall relieve the Indemnified Person of any liability or obligation hereunder except to the extent of any Damage or Liability caused by or arising out of such failure.  Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Person, assume control of the defense of such Proceeding (with counsel reasonably satisfactory to the Indemnified Person) of any such Third Party Claim seeking (i) solely monetary Damages, (ii) injunctive relief that would be reasonably expected to be immaterial to the operations or business of the Indemnified Person and monetary Damages or (iii) if Seller is the Indemnifying Party, Damages (including monetary Damages) where the amount of Damages expected to arise from such Third Party Claim are, after a reasonable assessment by Seller made in good faith, not reasonably anticipated to exceed [**] of the respective maximum amount indemnifiable by Seller in respect of a claim of such nature pursuant to Section 7.5; provided that prior to the assumption of the defense of any Third Party Claim, the Indemnifying Party shall provide a written undertaking confirming that, as between the Indemnified Person and the Indemnifying Party, any Damages related to such Third Party Claim, up to the maximum amount of the Indemnifying Party's indemnification obligations of the respective maximum amount indemnifiable by Seller in respect of a claim of such nature pursuant to Section 7.5, shall be the sole responsibility of the Indemnifying Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Person shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Person, upon the written advice of external counsel, reasonably concludes that Seller and the Indemnified Person have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Person solely in connection therewith shall be considered "Damages" for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for the Indemnified Person.  The Party controlling such defense shall keep the other Party advised of the status of such Proceeding and the defense thereof.  The Indemnified Person shall not agree to any settlement of such Proceeding without the prior written consent the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party shall not agree to any settlement of such Proceeding that does not include a complete release of the Indemnified Person from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Person without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld, conditioned or delayed.

7.7	Satisfaction and Treatment of Indemnity Payments.
(a)
In the event that Seller is required to provide indemnification hereunder to any Buyer Indemnified Parties, such indemnification obligation shall be paid to Buyer (for further distribution between Buyer and other Buyer Indemnified Parties, as appropriate).  Any payment made to Buyer pursuant to this Article 7 shall be treated as a reduction in the Adjusted Purchase Price for Tax purposes, unless otherwise required by applicable Legal Requirements.

(b)
In the event that Buyer is required to provide indemnification hereunder to Seller Indemnified Parties, such indemnification obligation shall be paid to Seller (for further distribution between Seller and other Seller Indemnified Parties, as appropriate).  Any payment made to Seller pursuant to this Article 7 shall be treated as an increase in the Adjusted Purchase Price for Tax purposes.

7.8
Right to Satisfy Indemnification Claims by Reducing Future Milestone Payments.  Buyer is expressly authorized, but shall not be obligated, to set off up to [**] of any undisputed Damages it is entitled to receive from Seller pursuant to, and subject to the indemnification provisions of, this Article 7, against any Milestone Payment.  For the avoidance of doubt, Buyer shall not be permitted to set-off any Damages owing under this Agreement against any amount due under the Supply Agreement.

7.9	Certain Other Limitations.
(a)
Notwithstanding anything to the contrary in this Agreement, the amount of any Damages for which indemnification is provided under this Article 7 shall be net of (i) any actual cash insurance recoveries and (ii) any amounts actually recovered by the Indemnified Person from a Third Party in connection with a claim.  A Party shall have an obligation to use commercially reasonable efforts to seek an insurance recovery.  If a Party obtains a recovery, the Party's indemnity claim shall not be offset to the extent of the Party's expenses in obtaining such recovery.  An insurer who is otherwise obligated to pay a claim is not relieved of the responsibility with respect to the claim and has no subrogation rights with respect to the claim, in either instance, solely by virtue of the indemnification provisions of this Article 7.  A Party that provides indemnification hereunder is subrogated to the rights of an Indemnified Person upon payment of the relevant indemnity claim.

(b)
An Indemnified Person shall take all reasonable steps to mitigate any Damages as required under applicable law incurred by such Party after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.  Notwithstanding the immediately preceding sentence, no Party shall be liable for any Damages to the extent the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, failed to take those steps required by applicable law to mitigate Damages.

(c)
No Party shall have any liability for (i) an otherwise indemnifiable Damage that is contingent unless and until such contingent Damage becomes an actual Damage of the Indemnified Person and is due and payable, so long as the claim for such Damage was timely submitted pursuant to the provisions of this Article 7; or (ii) any Damages to the extent arising from (x) a change in accounting or taxation law, policy or practice made after the Closing, or (y) any law not in force on the Closing Date.

(d)
NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL ANY PARTY HERETO OR ITS AFFILIATES BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY HERETO FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY CLAIM FOR DAMAGES BASED UPON LOST REVENUES OR PROFITS, HOWEVER CAUSED OR ON ANY THEORY OF LIABILITY THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EXCEPT IN THE CASE OF COMMON LAW FRAUD OR WILLFUL MISCONDUCT. FOR THE AVOIDANCE OF DOUBT, ANY DAMAGES AWARDED TO A THIRD PARTY FOR WHICH A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY IN ACCORDANCE WITH THIS ARTICLE 7 SHALL BE CONSIDERED DIRECT DAMAGES.  NOTHING IN THIS SECTION 7.9(D) SHALL CONSTITUTE A WAIVER OF DAMAGES TO THE EXTENT THOSE DAMAGES ARE DIRECT DAMAGES.

7.10
Indemnification Exclusive Remedy.  Except for claims arising from common law fraud, Buyer and Seller acknowledge and agree that their sole and exclusive remedy with respect to any and all Damages relating to the subject matter of this Agreement, or otherwise regarding the transactions contemplated by this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7.  In furtherance of the foregoing, except in the case of common law fraud, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller in law or equity, except such rights, claims and causes of action based upon Buyer's right to indemnification under this Agreement, and Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action each may have against Buyer in law or equity except such rights, claims and causes of action based upon Seller's right to indemnification under this Agreement; provided, however, that in addition to such indemnification, the Parties may seek equitable remedies, including specific performance in accordance with applicable Legal Requirements, as set forth in Section 10.10.  Nothing in this Section 7.10 shall limit Buyer or Seller from exercising any remedy provided for or permitted under any Other Transaction Documents pursuant to the terms of such Other Transaction Documents.

ARTICLE 8

TERMINATION
8.1	Termination. Prior to the Closing, this Agreement shall terminate on the earliest to occur of any of the following events:
(a)	the mutual written agreement of Buyer and Seller;
(b)
by written notice delivered by either Buyer or Seller to the other, if the Closing shall not have occurred on or prior to [**] (the "End Date") (other than due to a breach of any representation or warranty hereunder of the Party seeking to terminate this Agreement or as a result of the failure on the part of such Party to comply with or perform any of its covenants, agreements or obligations under this Agreement and other than as a result of any closing condition in favor of the non-terminating Party not being satisfied, which closing condition has been waived by the non-terminating Party); provided, however, that, if the Closing shall not have occurred on or prior to [**]; provided, further, that (a) Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) during the pendency of any Proceeding brought prior to the End Date by Seller for specific performance of this Agreement and (b) Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) during the pendency of any Proceeding brought before the End Date by Buyer for specific performance of this Agreement;

(c)
by written notice delivered by Buyer to Seller, if (x) there has been a material misrepresentation or material breach by Seller of a representation or warranty of Seller contained in this Agreement or (y) there shall be a breach by Seller of any covenant, agreement or obligation of Seller in this Agreement, and such misrepresentation or breach described in clause (x) or (y) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) that has not been waived by Buyer, or in the case of a breach of any covenant or agreement is not cured upon the earlier to occur of (i) the twentieth (20th) day after written notice thereof is given by Buyer to Seller and (ii) the day that is two (2) Business Days prior to the End Date; provided that Buyer may not terminate this Agreement pursuant to this Section 8.1(c) if Buyer has breached any representation, warranty or covenant, agreement or obligation contained in this Agreement that would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(d)
by written notice delivered by Seller to Buyer, if (x) there has been a material misrepresentation or material breach by Buyer of a representation or warranty of Buyer contained in this Agreement or (y) there shall be a breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement, and such misrepresentation or breach described in clause (x) or clause (y) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and has not been waived by Seller, or in the case of a breach of any covenant or agreement is not cured upon the earlier to occur of (i) the twentieth (20th) day after written notice thereof is given by Seller to Buyer and (ii) the day that is two (2) Business Days prior to the End Date; provided that Seller may not terminate this Agreement pursuant to this Section 8.1(d) if Seller has breached any representation, warranty or covenant, agreement or obligation contained in this Agreement that would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(e)
by written notice delivered by Seller to Buyer, if (i) all of the conditions set forth in Section 6.2 and Section 6.3 have been satisfied and remain satisfied (other than those conditions that (a) by their terms are to be satisfied at the Closing or (b) the failure of which to be satisfied is attributable to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement), (ii) Seller has irrevocably confirmed by written notice to Buyer that (A) all conditions set forth in Section 6.2 have been satisfied or that it is willing to waive any unsatisfied conditions set forth in Section 6.2 and (B) if Buyer performs its obligations hereunder then Seller is prepared to cause the Closing to occur, and (iii) the transactions contemplated hereunder shall not have been consummated within two (2) Business Days after delivery of such notice; provided, however, that such conditions remain satisfied and such confirmation remains in full force and effect at the close of business on such second (2nd) Business Day;

(f)
by written notice delivered by Buyer to Seller, if (i) all of the conditions set forth in Section 6.2 and Section 6.3 have been satisfied and remain satisfied (other than those conditions that (a) by their terms are to be satisfied at the Closing or (b) the failure of which to be satisfied is attributable to a breach by Seller of its representations, warranties, covenants or agreements contained in this Agreement), (ii) Buyer has irrevocably confirmed by written notice to Seller that (A) all conditions set forth in Section 6.3 have been satisfied or that it is willing to waive any unsatisfied conditions set forth in Section 6.3 and (B) if Seller performs its obligations hereunder then Buyer is prepared to cause the Closing to occur, and (iii) the transactions contemplated hereunder shall not have been consummated within two (2) Business Days after delivery of such notice; provided, however, that such conditions remain satisfied and such confirmation remains in full force and effect at the close of business on such second (2nd) Business Day;

(g)
by either Seller or Buyer, by giving written notice of such termination to the other Party, if any court of competent jurisdiction or other Governmental Body having jurisdiction over the Parties shall have issued an order or judgment or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order or other action shall have become final and non-appealable; provided, however, in each case, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to either Party whose breach of any of its representations, warranties, covenants or agreements contained herein has resulted in the circumstances giving rise to the right to terminate this Agreement pursuant to this Section 8.1(f); or

(h)
by either Seller or Buyer, by giving written notice of such termination to the other Party, if an [**] would be necessary in order to obtain a required clearance or approval from a Competition Authority to consummate the transactions contemplated hereunder.

8.2	Procedure and Effect of Termination.
(a)
Notice of Termination.  Termination of this Agreement by either Buyer or Seller shall be by delivery of a written notice to the other.  Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement.  Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 10.3.

(b)
Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1 by Buyer or Seller, this Agreement shall immediately be terminated and have no further effect, and there shall be no Liability hereunder on the part of Seller, Buyer or any of their respective Affiliates, except that Section 3.14 (Disclaimer of Other Representations and Warranties), Section 5.14 (Confidentiality), Section 8.2(b) (Effect of Termination), Section 8.2(c) (Withdrawal of Certain Filings), Article 9 (Dispute Resolution) and Article 10 (General Provisions) shall survive any termination of this Agreement.  For the avoidance of doubt, in the event of termination of this Agreement pursuant to Section 8.1, the Parties shall not enter into any of the Other Transaction Documents or have any obligations thereunder.  Nothing in this Section 8.2(b) shall relieve either Party of (x) Liability for common law fraud or (y) Liability resulting from any willful breaches of this Agreement prior to the termination hereof.

(c)
Withdrawal of Certain Filings.  As soon as practicable following a termination of this Agreement for any reason, but in no event more than thirty (30) days after such termination, Buyer or Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Body or other Person.

ARTICLE 9

 DISPUTE RESOLUTION
9.1
Mandatory Procedures.  The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article 9, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement.

9.2
Negotiation.  The Parties shall endeavor to resolve in good faith any disputes or conflict arising from or relating to the subject matter of this Agreement, failing which either Party may submit such dispute for resolution to appropriate senior management of Buyer and Seller.  If such senior management representatives are unable to resolve such dispute within thirty (30) days after such conflict is submitted to them for resolution, either Party shall refer the dispute for mediation as set forth in Section 9.3.

9.3
Mediation.  If the Parties are unable to resolve a dispute arising out of or relating to this Agreement through the negotiation procedures set forth in Section 9.2, then at the end of such thirty (30) day period, the Parties agree that they shall submit such dispute for confidential mediation to be held in New York, New York under the CPR Mediation Procedure then in effect at the start of mediation with the International Institute for Conflict Prevention & Resolution (www.cpradr.org) (the "CPR").  Unless otherwise agreed, the Parties shall select a mediator from the CPR Panels of Distinguished Neutrals.  If the Parties cannot agree, they shall defer to the CPR to select a mediator.  The cost of the mediator shall be borne equally by the Parties.  Any dispute not resolved within forty-five (45) days (or within such other time period as may be agreed to by the Parties in writing) after appointment of a mediator shall be finally resolved by arbitration pursuant to Section 9.4.

9.4
Arbitration.  If the Parties are unable to resolve a dispute arising out of or relating to this Agreement through the negotiation procedures set forth in Section 9.2 and the mediation procedures set forth in Section 9.3 within the timeframes set forth in such Sections, the Parties agree that they shall submit such dispute for final settlement via binding arbitration.  The arbitration shall be conducted under the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA") in effect at the time of commencement of the arbitration, except as they may be modified herein or by mutual agreement of the Parties, and heard before a single arbitrator agreed upon by the Parties.  If the Parties are unable to agree on the single arbitrator within fifteen (15) Business Days from the date on which the Demand for Arbitration is served on the respondent (as such term is defined in the Rules), then the single arbitrator shall be appointed by the AAA from the AAA National Roster of Arbitrators and Mediators.  The arbitration shall be held in New York, New York and shall be conducted in English.  Each Party shall be responsible for its own expenses in connection therewith; except that the fees and costs of the AAA and the arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the arbitrator may determine to be directly related to the conduct of the arbitration (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Parties. The Parties hereby submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York for the limited purpose of enforcing this Agreement to arbitrate. The arbitration award shall be final and binding, and judgment over the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

9.5
Interim Relief.  Notwithstanding the foregoing, nothing contained in Section 9.3 or 9.4 shall prohibit a Party from seeking or obtaining temporary relief from any court of competent jurisdiction pending the outcome of mediation or the arbitration award in any dispute relating to or arising out of this Agreement.

ARTICLE 10

 GENERAL PROVISIONS
10.1
Expenses.  Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

10.2	Public Announcements.
(a)
Except for the press release attached hereto as Appendix IX, no public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, unless (i) consistent with, and no broader than, (x) the press release attached hereto as Appendix IX or (y) the investor call script and the "Q&A" document provided to Seller in final form and approved on or about July 18, 2017, or (ii) unless consented to in advance in writing by both Parties.  Prior to the Closing, Buyer and Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

(b)
Except for the press release attached hereto as Appendix IX, each of Buyer and Seller agree that the terms of this Agreement and the Other Transaction Documents shall not be disclosed or otherwise made available to the public and that copies of this Agreement, the press release attached hereto as Appendix VIII and the Other Transaction Documents shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Legal Requirement or stock exchange requirement.  In the event that such disclosure, availability or filing is required by applicable Legal Requirement or stock exchange requirement, each of Buyer and Seller (as applicable) agrees to promptly notify the other Party and to use commercially reasonable efforts to obtain "confidential treatment" of this Agreement and the Other Transaction Documents with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement and the Other Transaction Documents as the other Party shall reasonably request to the extent allowable under applicable Legal Requirements.  Buyer shall provide Seller the opportunity to review all disclosures, availabilities or filings for which Buyer is seeking "confidential treatment" with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body), including the Current Report on Form 8-K which Buyer will file on or shortly after the date hereof, and shall consider in good faith all of Seller's reasonable comments thereto. Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent (in no event be required to be more restrictive than) to those of this Agreement and the Confidentiality Agreement, to any actual or potential acquirers, merger partners, collaboration partners, alliance partners, sublicensees, licensees and professional advisors.

(c)
Notwithstanding the foregoing, the obligations and restrictions set forth in Section 10.2(a) shall expire and be of no further force and effect upon the payment of all Milestone Payments required by Section 2.3.

10.3
Notices.  All notices and other communications provided for hereunder shall be in writing, shall specifically refer to this Agreement, shall be addressed to the receiving Party's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be deemed to have been sufficiently given for all purposes on (a) the next Business Day following the date of first attempted delivery after being mailed by first class certified or registered mail, postage prepaid, (b) the next Business Day after being sent by nationally recognized overnight courier for next Business Day delivery with proof of delivery to the recipient received by the courier in the form of a signature of recipient, (c) when personally delivered or (d) the day that receipt is confirmed (with receipt confirmed by telephone, email or facsimile) after being sent by facsimile transmission or by email in portable document format (PDF).

If to Buyer:	Emergent BioSolutions Inc. 400 Professional Drive Suite 400 Gaithersburg, MD 20879 Attn: General Counsel Telephone: 240-631-3200 Fax: [**] Email: [**]

with a copy to (which shall not constitute notice):	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attn: [**] Fax: [**]

If to Seller:	Human Genome Sciences, Inc. 9911 Belward Campus Drive Rockville, MD 20850 Attn: [**]
and to GlaxoSmithKline LLC 5 Moore Drive Research Triangle Park, NC 27709 Attn: [**]

with a copy to (which shall not constitute notice):	GlaxoSmithKline, LLC 709 Swedesford Road King of Prussia, PA 19406 Mail Code UM 2220 Attention: [**] Fax: [**]

10.4
Further Assurances.  Each of Seller and Buyer agree, at the request and expense of the other, to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, in each case as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Other Transaction Documents and which are consistent with the terms of this Agreement and the Other Transaction Documents.

10.5
Waiver.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by a Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on a Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.6
Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended or modified except by a written agreement duly executed by each of the Parties hereto.  Emails, including emails that bear an electronic "signature block" identifying sender, do not constitute a signed instrument for the purposes of this Agreement.

10.7
Disclosure Schedule.  The information and disclosures in the Disclosure Schedule are intended only to qualify and limit the representations and warranties of Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.  The Section numbers in the Disclosure Schedule correspond to the section numbers in this Agreement.  Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.8
Assignments, Successors and No Third-Party Rights.  No Party may assign this Agreement or any of its rights or obligations under this Agreement without the prior consent of the other Party, and any purported assignment without a consent shall be void; provided, however, that either Party may, in its sole discretion and without any consent of the other Party, assign this Agreement or any of its rights or obligations hereunder, in whole or in part, to an Affiliate or to any Person that acquires all or substantially all of the assets and business of such Party (whether such acquisition is structured as a sale of equity, a sale of assets, a merger or otherwise) with or without the consent of the other Party, provided that the assigning Party shall not be relieved of its obligations under this Agreement but shall be jointly and severally liable with the assignee hereunder.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement (and, under Article 7, the other Buyer Indemnified Parties and Seller Indemnified Parties) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement, their successors and permitted assigns and, under Article 7, the other Buyer Indemnified Parties and Seller Indemnified Parties.

10.9
Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.10
Specific Performance.  The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of them hereunder to consummate this Agreement) or were otherwise breached.  It is accordingly agreed that a Party shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of damages or otherwise in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.  Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.  The Parties agree that the right of specific performance is an integral part of the transactions contemplated by this Agreement and without this right, neither Seller nor Buyer would have entered into this Agreement.

10.11
Section Headings; Construction; Conflicts.  All bare references to "Section" or "Sections" without the accompanying words "of the Disclosure Schedule" refer to the corresponding Section or Sections of this Agreement.  All references to "hereof," "hereto" and "hereunder" shall refer to this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  All currency amounts referred to in this Agreement are in United States Dollars unless otherwise specified.  Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.  In the event of any conflict between the provisions of this Agreement and the provisions of any Other Transaction Document, the provisions of this Agreement shall prevail. When reference is made in Article 3 of this Agreement to information that has been "made available" to Buyer, such information shall consist of only the information that was (a) contained in Seller's electronic data room no later than 11:00 p.m., Eastern time, on July 18, 2017 or (b) delivered or provided to Buyer or its counsel.

10.12	Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
10.13
Governing Law.  This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

10.14
Execution of Agreement; Counterparts.  This Agreement and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  The exchange of copies of this Agreement or amendments thereto and of executed signature pages by facsimile transmission or by email transmission in portable document format (PDF), or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes.  Signatures of the Parties transmitted by facsimile or by email in portable document format (PDF), or similar format, shall be deemed to be their original signatures for all purposes.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

HUMAN GENOME SCIENCES, INC. By:/s/ Justin T. Huang Name: Justin T. Huang Title: Assistant Secretary	EMERGENT BIOSOLUTIONS INC. By: /s/ Daniel J. Abdun-Nabi Name: Daniel J. Abdun-Nabi Title: President and Chief Executive Officer
GLAXOSMITHKLINE LLC By:/s/ Arlene M. Sothern Name: Arlene M. Sothern Title: Assistant Secretary

LIST OF APPENDICES, DISCLOSURE SCHEDULES AND EXHIBITS

APPENDICES

Appendix I	Assigned Contracts
Appendix II	Assigned Domain Names
Appendix III	Assigned Patents
Appendix IV	Assigned Trademarks
Appendix V	"Knowledge" Parties
Appendix VI	Purchased Materials
Appendix VII	Vials of Product
Appendix VIII	Unregistered Trademark
Appendix IX	Press Release

DISCLOSURE SCHEDULES
Schedule 3.2(b)	Consents
Schedule 3.2(c)	Notices and Filings
Schedule 3.3	Financial Information
Schedule 3.4	Absence of Certain Changes
Schedule 3.8(a)	Other Contracts
Schedule 3.8(b)(i)	Assigned Contracts Exceptions
Schedule 3.8(b)(ii)	Material Obligations Exceptions
Schedule 3.8(c)	Restricting Agreements
Schedule 3.9(a)	Seller Registrations
Schedule 3.9(c)	Pending Product Intellectual Property Proceedings
Schedule 3.9(h)	351(k) Applications
Schedule 3.9(j)	List of Patents to or from 351(k) Applicants
Schedule 3.9(m)	Licenses, Covenants and Other Agreements
Schedule 3.9(n)	Seller Licensed Intellectual Property
Schedule 3.12(a)	Legal Requirements
Schedule 3.12(d)	Regulatory Approvals
Schedule 3.12(m)	Safety Notices
Schedule 3.13(e)	Contracts with Governmental Bodies related to Product or Product Intellectual Property
Schedule 3.13(j)	Government Contracts
Schedule 5.1	Ordinary Course of Business Exceptions

EXHIBITS
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Buyer FDA Letters
Exhibit D	Form of Domain Name Assignment
Exhibit E	Form of Patent Assignment
Exhibit F	Form of Pre-Novation Agreement
Exhibit G	Form of Seller FDA Letters
Exhibit H	Form of Supply Agreement
Exhibit I	Form of Trademark Assignment
Exhibit J	Form of Technical Transfer Agreement
Exhibit K	Form of Transitional Services Agreement